    As filed with the Securities and Exchange Commission on November 13, 1996
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                AQUASEARCH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         COLORADO                      2833                    33-0034535
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)
                        73-4460 QUEEN KA'AHUMANU HIGHWAY,
                      SUITE 110, KAILUA-KONA, HAWAII   96740

    (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ----------------------


                             MARK E. HUNTLEY, PH.D.
                        73-4460 QUEEN KA'AHUMANU HIGHWAY,
                      SUITE 110, KAILUA-KONA, HAWAII  96740

            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                    INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ----------------------
                                   COPIES TO:
                             STEVEN L. BERSON, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA  94304-1050
                                 (415) 493-9300
                              FAX:  (415) 496-4088

                             ----------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the selling shareholders may decide.
                             ----------------------
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                  AMOUNT             PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                     TO BE            OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
      SECURITIES TO BE REGISTERED               REGISTERED               SHARE(1)               PRICE(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock,  par value $0.0001 per
 share.................................          2,562,500                     $0.35            $896,875.00            $271.78
====================================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and ask prices of Aquasearch, Inc. Common stock as reported on The Nasdaq Electronic Bulletin Board on November 11, 1996.

                             ----------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                   AQUASEARCH, INC.
                                CROSS-REFERENCE SHEET
    SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS ON FORM SB-2





                ITEM NUMBER AND HEADING
                IN FORM SB-2 REGISTRATION                                LOCATION IN PROSPECTUS
---------------------------------------------------------          ---------------------------------------------------------------
 1.   Front of Registration Statement and Outside
        Front Cover of Prospectus........................          Outside Front Cover Page of Prospectus; Front of Registration
                                                                     Statement

 2.   Inside Front and Outside Back Cover Pages of
        Prospectus.......................................          Inside Front and Outside Back Cover Pages of Prospectus;
                                                                     Available Information

 3.   Summary Information and Risk Factors...............          Prospectus Summary; Risk Factors; Inside Front
                                                                     Cover Page of Prospectus

 4.   Use of Proceeds....................................          Not Applicable

 5.   Determination of Offering Price....................          Not Applicable


 6.   Dilution............................................         Not Applicable

 7.   Selling Security Holders............................         Selling Shareholders

 8.   Plan of Distribution................................         Plan of Distribution


 9.   Legal Proceedings...................................         Not Applicable

 10.  Directors, Executive Officers, Promoters and
        Control Persons...................................         Management

 11.  Security Ownership of Certain Beneficial Owners
        and Management.....................................        Principal Shareholders

 12.  Description of Securities............................        Prospectus Summary; Capitalization; Description
                                                                     of Securities

 13.  Interest of Named Experts and Counsel................        Not Applicable


 14.  Disclosure of Commission Position on Indemni-
        fication for Securities Act Liabilities............        Not Applicable


 15.  Organization Within Last Five Years..................        Not Applicable


 16.  Description of Business..............................        Prospectus Summary; Risk Factors, Management's
                                                                      Discussion and Analysis of Financial Condition and
                                                                      Results of Operations; Business
 17.  Management's Discussion and Analysis or Plan
        of Operation.......................................        Management's Discussion and Analysis of Financial
                                                                     Condition and Results of Operations

 18.  Description of Property..............................        Business

 19.  Certain Relationships and Related
        Transactions.........................................      Not Applicable

 20.  Market for Common Equity and Related
        Stockholder Matters................................        Outside Front Cover Page of Prospectus; Prospectus
                                                                     Summary; Price Range of Common Stock and Dividend
                                                                     Policy; Description of Securities

 21.  Executive Compensation...............................        Management


 22.  Financial Statements.................................        Consolidated Financial Statements


 23.  Changes in and Disagreements with Accountants
        on Accounting Financial Disclosure................         Not Applicable


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement become effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall not be there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1996



                                   2,562,500 SHARES


                                   AQUASEARCH, INC.


                                     COMMON STOCK


    The shares offered by this Prospectus may be sold by one or more shareholders (see "Selling Shareholders") from time to time through brokers, to dealers acting as principals, directly to purchasers in negotiated transactions, or any combination of these methods of sale. Sales may be made at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The Company will not receive any proceeds from the sale of the shares offered by this Prospectus.

    The Company will pay the expenses of this offering (excluding brokerage commissions), estimated at $40,000.

    The Company's Common Stock is currently traded in the over-the-counter market on the NASD "Electronic Bulletin Board" under the symbol "AQSE: bb." The closing bid price of the Company's Common Stock on November 11, 1996 was $0.37 per share. There is only a limited market for the Company's Common Stock and, therefore, there is no reliable source upon which shareholders can base an investment decision and shareholders may have difficulty selling shares.

                            _____________________________

            THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS.

                             ____________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is November 13, 1996

                                  PROSPECTUS SUMMARY

  EXCEPT FOR HISTORICAL INFORMATION, THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION THAT INVOLVES VARIOUS RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5 AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. PROSPECTIVE INVESTORS ARE URGED TO CONSIDER THE FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.

  EXCEPT AS OTHERWISE NOTED AND UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS REFLECTS (I) SHAREHOLDER APPROVAL OF AND AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 100,000,000 SHARES,
(II) SHAREHOLDER APPROVAL OF AND AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE A CLASS OF 5,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK WITH SUCH RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS AS MAY BE DETERMINED FROM TIME TO TIME BY THE BOARD OF DIRECTORS OF THE COMPANY AND (III) SHAREHOLDER APPROVAL OF THE DISTRIBUTION AND DEVELOPMENT AGREEMENT AND THE STOCK SUBSCRIPTION AGREEMENT, EACH DATED AS OF MAY 14, 1996, BETWEEN THE COMPANY AND CULTOR LTD. THE MATTERS SET FORTH IN THE PREVIOUS SENTENCE WERE APPROVED BY THE COMPANY'S SHAREHOLDERS AT A SPECIAL MEETING OF SHAREHOLDERS HELD ON SEPTEMBER 24, 1996. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                     THE COMPANY

  Aquasearch develops and commercializes high value natural products from microalgae using its proprietary, cost-effective, photosynthetic, closed-system technology known as the Aquasearch Growth Module (the "AGM"). Microalgae are a diverse group of over 30,000 species of microscopic plants that have a wide range of physiological and biochemical characteristics. Microalgae produce many different and unusual fats, sugars, proteins, amino acids, vitamins, enzymes, pigments and other bioactive compounds that have existing and potential commercial applications in such fields as animal and human nutrition, food colorings, cosmetics, diagnostic products, pharmaceuticals, research grade chemicals, pigments and dyes. Microalgae grow ten times faster than the fastest growing land-based crops and represent a largely unexploited and renewable natural resource with a biodiversity comparable to that of land-based plants.

  Aquasearch believes that its AGM platform technology can be used to cultivate hundreds of species of microalgae. The AGM utilizes computer-controlled equipment to monitor and adjust the turbulence rate, pH, gas exchange, temperature and nutrient levels within the AGM to optimize microalgae growth rates. Aquasearch believes that the AGM offers significant technical and economic advantages compared with the open pond systems currently used by certain competitors, including increased yields and the ability to economically cultivate hundreds of microalgal species at commercial scale that cannot be produced in open pond systems due to substantially higher risks of contamination and lack of control. Aquasearch also believes that the AGM compares favorably with other known closed systems with respect to both capital and operating costs. Notwithstanding these perceived advantages of the Company's technology, the production of certain species of microalgae on a commercial scale involves various risks and uncertainties.

  Aquasearch's first commercial product is astaxanthin, a naturally occurring red pigment derived from HAEMATOCOCCUS PLUVIALIS, a freshwater microalga. The primary market for astaxanthin currently is aquaculture. According to industry sources, the global aquaculture market steadily doubled in value from $13 billion in 1985 to $26 billion in 1990 and is projected to grow to more than $50 billion by the year 2000. Industry sources indicate that farmed salmon and shrimp (the fastest and fourth fastest growing aquaculture products) will account for more than half the total value of world aquaculture production by the year 2000. Free swimming salmon and shrimp acquire pink flesh from natural astaxanthin contained in microalgae and other species ingested in the wild. Farmed salmon and shrimp, however, currently acquire pink flesh from the addition of synthetic astaxanthin (or a less effective substitute product) to their feed. The world market for astaxanthin in aquaculture is estimated to be approximately $125 million in 1996, and continued growth is expected.

  Aquasearch believes it is the first company to produce commercial quantities of natural astaxanthin from microalgae at economically viable production costs. The world market for astaxanthin is currently dominated by a single producer, Hoffman-LaRoche, which has maintained the market price of its synthetic astaxanthin product (which is derived from petrochemicals) at approximately $2,500 per kilogram for more than a decade. Aquasearch's natural astaxanthin product will compete directly with Hoffman-LaRoche's synthetic astaxanthin product. There can be no assurance that the market price of synthetic astaxanthin will be maintained at historical levels or what effect this may have on the market price of Aquasearch's natural astaxanthin product.

  In May 1996, Aquasearch entered into a three-year exclusive Distribution and Development Agreement (the "Cultor Distribution and Development Agreement") with Cultor Ltd. ("Cultor") pursuant to which Aquasearch will act as the exclusive worldwide supplier of natural astaxanthin derived from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor will act as the exclusive worldwide distributor of Aquasearch's natural astaxanthin product in the field of animal feed and animal nutrition. Cultor is a $2 billion Finnish food conglomerate that is a leading worldwide producer of animal feed and animal nutrition products. Aquasearch estimates that Cultor and its affiliated companies currently utilize approximately $30 million of synthetic astaxanthin per year in feed products for the aquaculture and livestock industries. Astaxanthin is currently used by Svenska Foder AB, a subsidiary of Cultor, in poultry feed to impart a more reddish hue to egg yolks. Recently published studies by Svenska Foder indicate that natural astaxanthin may have additional benefits with respect to fertility, weight gain and feed efficiency in broiler chickens and layer hens.

  Under the Cultor Distribution and Development Agreement, Cultor and
Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin derived from microalgae in the field of animal feed and animal nutrition. Pursuant to this arrangement, Aquasearch would contribute a ten-acre natural astaxanthin production facility to be constructed in 1997 in return for its 50% stake in the new company and Cultor would contribute cash equal to the appraised value of the new ten-acre production facility in return for its 50% stake. Under the Cultor Distribution and Development Agreement, Cultor also has the option to increase its stake in the new company by purchasing from Aquasearch a further 25% of the new company (thus increasing Cultor's stake to 75%) for cash based on a formula. Aquasearch will license certain technology to the new company to make, use and sell natural astaxanthin derived from microalgae within the field of animal feed and animal nutrition only and will retain the right to make, use and sell natural astaxanthin derived from microalgae in all fields other than animal feed and nutrition as well as the right to make, use and sell any microalgal products other than natural astaxanthin in all fields, including the field of animal feed and animal nutrition.

  Aquasearch is currently producing natural astaxanthin at the rate of eight kilograms per month at its existing one-acre research and development/production facility. The production targets under the Cultor Distribution and Development Agreement are 40 kilograms per month at the end of the first year and 120 kilograms per month at the end of the second year. In order to meet these production targets, Aquasearch must significantly expand and improve its production facilities and processes within the next eighteen months, which will involve various risks and uncertainties.

  Aquasearch has established relationships with several international scientific institutes and universities, including Scripps Institution of Oceanography, University of California, San Diego, University of Hawaii at Manoa and the University of Southern Mississippi, which together provide Aquasearch with access to a library of more than 6,000 live microalgal species. Aquasearch has an active Scientific Advisory Board consisting of nine Ph.D.s with expertise in the fields of aquaculture, marine biology, fluid dynamics, and the chemistry, photobiology, physiology and mass culture of microalgae.

  Aquasearch is a development stage company incorporated in Colorado; its principal executive offices are located at 73-4460 Queen Ka'ahumanu Highway, Suite 110, Kailua-Kona, Hawaii 96740; its telephone number is (808) 326-9301; and its Website is http//www.hula.net/aqse/mainpage.htm. Unless otherwise indicated, all references in this Prospectus to the "Company" and "Aquasearch" refer to Aquasearch, Inc., a Colorado corporation.

                                     RISK FACTORS

  Prospective investors are urged to consider the factors discussed under the caption "Risk Factors" commencing on page 5 of this Prospectus in evaluating an investment in the Common Stock offered hereby.

                                     THE OFFERING

  All of the shares being offered hereby are being sold by shareholders of the Company. Aquasearch will not receive any of the proceeds from the sale of the shares offered hereby.




                                                              SUMMARY FINANCIAL DATA
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          NINE MONTHS ENDED
                                                            YEAR ENDED OCTOBER 31,                              JULY 31,
                                 ----------------------------------------------------------------    ------------------------
                                    1991         1992          1993         1994           1995          1995        1996
                                 --------      -------        ------       ------         -------       -------     -------
STATEMENT OF OPERATIONS DATA:
  Revenues...................    $    --        $   --        $   --        $    --       $    --         $   --        $  10
  Loss from operations.......       (237)           (81)          (89)         (142)         (284)          (117)        (796)
  Net loss ..................       (251)           (81)         (142)         (240)         (286)          (117)        (793)
  Net loss per share ........    $ (0.02)       $ (0.01)      $ (0.01)      $ (0.01)      $ (0.01)         $ Nil        (0.02)
  Weighted average shares
   outstanding...............  16,647,91      17,287,45    20,132,100    22,782,063    25,541,021     23,463,313   38,000,000




                                                         JULY 31, 1996
                                                         -------------
                                                             ACTUAL
                                                          ------------
                                                           (UNAUDITED)
    BALANCE SHEET DATA:
      Cash equivalents................................       $46
      Total assets....................................       663
      Deficit accumulated during development stage....     2,246
      Total shareholders' equity......................       376

                                     RISK FACTORS

    EXCEPT FOR HISTORICAL INFORMATION, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE VARIOUS RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE COMMISSION. AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND THE SHARES SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, IN EVALUATING THE COMPANY AND ITS BUSINESS.

HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES

    The Company was founded in 1988 and has experienced quarterly and annual operating losses since its inception. The Company's net loss in fiscal 1995 was approximately $300,000 and the Company's accumulated deficit at July 31, 1996 was approximately $2.3 million. The Company's losses to date have resulted primarily from costs incurred in research and development and from general and administrative costs associated with the Company's operations. The Company expects to continue to incur operating losses for at least the next two years as it expands its production facilities to meet the production targets under the Cultor Distribution and Development Agreement (as hereinafter defined) and increases its research and development efforts. The Company expects to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant. Future financial results will be affected by, among other things, the following factors: the Company's ability to successfully manage the transition from a research and development company to a commercial-scale production enterprise, the Company's ability to complete successfully the commercialization and cost optimization of its natural astaxanthin product; production costs and yield issues associated with the scale-up of production of its natural astaxanthin product; the progress of the Company's research and development programs with respect to the development of additional microalgal products; the time and costs of obtaining regulatory approvals for those products subject to such approval; the Company's ability to protect its proprietary rights; the costs of filing, protecting and enforcing the Company's patent claims; competing technological and market developments and the costs of commercializing and marketing the Company's existing and potential products. There can be no assurance that the Company will ever be able to achieve or sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS INHERENT IN COMMERCIAL PRODUCTION OF MICROALGAE

    The development of technology to cultivate and harvest a wide variety of microalgae species is a lengthy and technically challenging process. The Company has faced a number of significant technical problems in the development of its AGM technology and in its initial production of natural astaxanthin derived from HAEMATOCOCCUS PLUVIALIS, including various forms of microbial contamination, variability in production cycle times due to technical and biological factors, and proportional losses of final product due to processing inefficiencies. As a result of these factors and, to a lesser extent, ongoing experimentation with processes and methods and limited capacity, the Company failed to meet the five kilogram per month production target under the Svenska Foder Supply Agreement (as hereinafter defined) since it began shipments in April 1996. The Company has recently implemented procedures that it believes will resolve many of these technical problems, although there can be no assurances in this regard.

    The Company expects to encounter additional technical problems in connection with the scale-up in production of HAEMATOCOCCUS PLUVIALIS (and any other potential microalgal products). Some of these problems may be presently unknown, may never have been faced, and may have the effect of lowering production yields. There can be no assurance that the Company will be successful in correcting these technical problems. The Company's failure to satisfy its production targets under the Svenska Foder Supply Agreement and/or the Cultor Distribution and Development Agreement for an extended period could have a material adverse effect on the Company's business, financial condition, results of operations and its relationships with its corporate partners. See "Business--Overview," "--The Aquasearch Solution," "--Products and Potential Products," "--Manufacturing" and "--Corporate Partner Relationships."

LIMITED MANUFACTURING EXPERIENCE

    To be successful, the Company must be able to produce its products at acceptable costs in compliance with contractual requirements, regulatory requirements and local health, safety and environmental regulations. The Company is at an early stage of development and has only limited experience producing products derived from microalgae. To date, the Company's only commercial shipments of its first product, natural astaxanthin derived from microalgae, have been made to one customer, Svenska Foder AB ("Svenska Foder"), a Swedish animal feed and animal nutrition company and a subsidiary of Cultor Ltd. ("Cultor"), a Finnish multinational corporation, pursuant to a Supply Agreement entered into in July 1995 between the Company and Svenska Foder for three years commencing with the first shipment of five kilograms of natural astaxanthin per month in April 1996 (the "Svenska Foder Supply Agreement"). The production targets under the Svenska Foder Supply Agreement require the Company to produce five kilograms of natural astaxanthin per month. However, in connection with the recent scale-up of volume production of natural astaxanthin to meet the production targets under the Svenska Foder Supply Agreement, the Company has not been able to meet the production target since April 1996 due to lower than expected manufacturing yields and, to a lesser extent, limited capacity. Although the Company is currently producing natural astaxanthin at the rate of eight kilograms per month, as the Company continues to increase production, it may experience lower than anticipated production yields or production constraints from time to time that may adversely affect its ability to satisfy customer orders, including, in particular, the production requirements under the Svenska Foder Supply Agreement and/or the Cultor Distribution and Development Agreement. While the Company's inability to satisfy its production targets to date has not disrupted relations with its corporate partners, continued inability to satisfy demand may have a material adverse effect on the Company's business, financial condition, results of operations and its relationships with its corporate partners. See "Business--Overview," "--Products and Potential Products," "--Manufacturing" and "--Corporate Partner Relationships."

RISKS ASSOCIATED WITH SCALE-UP OF PRODUCTION FACILITIES

    To date, the Company has not produced large quantities of natural astaxanthin. The Company has experienced significant delays in product development and cultivation and harvesting process development from time to time and its product development and cultivation and harvesting processes will require additional research and development as well as substantial additional capital and other resources prior to full scale commercialization. The Company estimates that it will require approximately $5 million in financing over the next four months to complete the expansion of its existing research and development/production facility from a one-acre facility to a four-acre facility and an additional $10 million over the next two to three years to complete the construction and commence operation of a ten-acre production facility dedicated solely to the production of natural astaxanthin derived from microalgae and to fund research and development of new microalgae products. Construction and facility scale-up costs as well as research and development and production costs could substantially exceed budgeted amounts and estimated time frames may require significant extension. Any such additional costs or delays could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

    The Company believes that its existing one-acre research and development/production facility is sufficient, based on existing technology and processes, to meet the current five kilograms of natural astaxanthin per month production target under the Svenska Foder Supply Agreement, but not the September 1997 40 kilogram per month production target under the Cultor Distribution and Development Agreement. After completion of the expansion of the existing one-acre research and development/production facility to a four-acre facility, the Company believes that it will have sufficient production capacity, based on existing technology and processes, to meet the September 1997 40 kilogram per month production target under the Cultor Distribution and Development Agreement, but not the September 1998 120 kilogram per month production target.

In order to meet the September 1998 120 kilogram per month production target under the Cultor Distribution and Development Agreement, the Company must complete construction and scale-up of the new ten-acre production facility.

    Although the Company is currently culturing and harvesting HAEMATOCOCCUS PLUVIALIS in commercial quantities of approximately 320 kilograms per month (dry weight) (which results in approximately eight kilograms per month of natural astaxanthin) using its current AGM technology, in order to meet the September 1997 40 kilogram per month production target and the September 1998 120 kilogram per month production target, the Company will be required to increase its current production capacity by five-fold and fifteen-fold, respectively. This scale-up of the Company's current production technology poses a number of significant risks that presently cannot be quantified or fully assessed. For example, the Company's production process is critically dependent upon supplies of freshwater, cold seawater and utilities provided by the Natural Energy Laboratory of Hawaii Authority, and any interruption in these supplies could have a material adverse effect on the Company's production capability. Furthermore, microbial contamination of the Company's water supplies also poses significant risks to productivity that may override the Company's existing efforts and capability to maintain the sterility of its water supply. The success of the Company's proposed expansion plans will be dependent upon the timely performance of a large number of contractors, sub-contractors, suppliers and various agencies of the State of Hawaii that regulate and license construction, each of which is beyond the control of the Company. Any failure by these contractors, suppliers or state agencies to perform in a timely manner could cause delays, cost overruns or changes in the Company's construction and expansion plans, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

    The Company has projected a cost of manufacture for natural astaxanthin that assumes that its current manufacturing processes can be scaled to larger AGMs. To date, the Company has not demonstrated that it can culture and harvest HAEMATOCOCCUS PLUVIALIS using such larger AGMs. If the Company's current AGM design and processes are not readily scalable to larger sizes, then the Company may have to expend substantial additional research effort and capital resources to scale its technology in order to increase yields. Difficulty in scaling the Company's current processes may translate into higher than projected product costs or entail significant reengineering efforts in order to meet commercially viable cost targets, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

    There can be no assurance that the Company will be successful in resolving known or unknown biological and engineering development problems, that the Company will be able to develop its products within the estimated time schedule, or in accordance with present cost projections, or that the products developed by the Company will be commercially viable or widely accepted. See "Business--Overview," "--Products and Potential Products," "--Manufacturing" and "--Corporate Partner Relationships."

SUBSTANTIAL NEAR-TERM CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; DILUTION

    The Company will require approximately $5 million in funding over the next four months and an additional $10 million over the next two to three years in order to further commercialize its natural astaxanthin product and scale-up its production facilities to satisfy the 1998 production targets under the Cultor Distribution and Development Agreement and to fund research and development of new microalgae products. The Company expects to obtain this funding primarily from sales of equity and/or convertible debt securities in the private and/or public markets. The Company's capital requirements will depend on many factors including, but not limited to, the timing of development of the Company's products, the timing of the scale-up of the existing one-acre research and development/production facility to a four-acre facility, the timing of the construction and scale-up of the new ten-acre natural astaxanthin production facility, market acceptance of the Company's natural astaxanthin product, and the response of competitors to the Company's natural astaxanthin product and technology. If additional funds are raised through the issuance of equity securities, the percentage ownership of the current shareholders of the Company will be reduced and such equity securities may have rights, preferences, and privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional capital will be available on terms favorable to the Company or its shareholders, if at all. Moreover, the Company's cash requirements may vary materially due to production yield problems, research and development results, product testing results, changing relationships with its corporate partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, litigation and other factors. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms that may require the Company to relinquish certain technology or product rights, including patent and other intellectual property rights. The Company's inability to raise capital would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Use of Proceeds," "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources" and "Business--Overview," "--Manufacturing" and "--Corporate Partner Relationships-- Cultor."

SUBSTANTIAL LONG-TERM CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; DILUTION

    Substantial expenditures will be required to enable the Company to continue its research and development activities and to manufacture and market its products. The level of expenditures required for these activities will depend in part on whether the Company develops, manufactures and markets its products independently or with other companies through collaborative arrangements. The Company's future capital requirements will also depend on one or more of the following factors: the Company's ability to scale-up and manufacture its natural astaxanthin product in cost-effective commercial quantities; market acceptance of the Company's natural astaxanthin product; the extent and progress of its research and development programs; the time and costs of obtaining regulatory clearances (for those products subject to such clearance); the progress of preclinical and clinical studies (where applicable); the costs involved in filing, protecting and enforcing patent claims; competing technological and market developments; the cost of developing and/or operating production facilities for its existing product and potential products (depending on which products the Company decides to produce itself); and the costs of commercializing the Company's products. There can be no assurance that funding to carry on these activities will be available at all or on favorable terms to permit successful commercialization of the Company's products. In addition, the Company has no credit facility or other committed sources of capital, and there can be no assurance that it will be able to establish such arrangements on satisfactory terms, if at all. To the extent that capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to continue development of its technologies and products.
There can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to the Company's shareholders. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms that may require the Company to relinquish certain technology or product rights, including patent and other intellectual property rights. The Company's inability to raise capital would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources," "Business--Products and Potential Products," "--Manufacturing" and "--Corporate Partner Relationships."

EFFECT OF INCREASED COMPETITION ON MARKET PRICE OF SYNTHETIC AND NATURAL ASTAXANTHIN

    The primary competition for the Company's natural astaxanthin product is currently synthetic astaxanthin. The synthetic astaxanthin market is currently dominated by a single producer, Hoffman-LaRoche, Inc. ("Hoffman-LaRoche"), which has maintained the market price of its synthetic astaxanthin (derived from petrochemicals) at approximately $2,500 per kilogram for more than a decade.
The Company does not know Hoffman-LaRoche's cost of production for synthetic astaxanthin or its probable response to the introduction of the Company's competitive product. Hoffman-LaRoche has significantly greater research and development, technical, financial, sales and marketing resources than the Company and holds a commanding market share. There can be no assurance that the market price for synthetic astaxanthin will remain at $2,500 after commercial introduction of the Company's natural astaxanthin product. Any significant decrease in the market price for synthetic astaxanthin is likely to have an adverse effect on the market price for the Company's natural astaxanthin product, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Business--Overview," "--Products and Potential Products--Existing Product: Astaxanthin--Aquaculture" and "Competition."

RISKS ASSOCIATED WITH POTENTIAL JOINT VENTURE

    Pursuant to the Cultor Distribution and Development Agreement, Cultor and Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin in the field of animal feed and animal nutrition. Pursuant to this arrangement, Aquasearch would contribute the ten-acre natural astaxanthin production facility in return for its 50% stake in the new company and Cultor would contribute cash equal to the appraised value of this production facility in return for its 50% stake. Under the Cultor Distribution and Development Agreement, Cultor also has the option to acquire a further 25% stake in the new company (thus increasing Cultor's stake to 75%) for cash based on a formula. The formula provides that the purchase price for the additional shares to be acquired by Cultor from Aquasearch will equal the greater of (i) $1 million, (ii) half of the current replacement value of the astaxanthin production facility initially contributed by Aquasearch or (iii) an amount equal to X multiplied by Y; where "X" equals the difference between the Transfer Price (as defined) and the Aquasearch Production Costs (as defined) for the six-month period commencing on November 1, 1998 and ending on April 30, 1999 and "Y" equals six (or, in other words, an amount equal to twelve times annual profit in the third year of the contract).

    The decision to form, and the timing of the decision to form, the new joint venture company is solely within the discretion of Cultor and may occur at any time during the three years after the date that the Aquasearch shareholders approve the Cultor Distribution and Development Agreement and the Cultor Stock Subscription Agreement, if any. Similarly, the decision to exercise, and the timing of the decision to exercise, the option to purchase from Aquasearch a further 25% stake in the new joint venture company (thus increasing Cultor's stake to 75%) is solely within the discretion of Cultor and may occur at any time during the three years after the date that the Aquasearch shareholders approve the Cultor Distribution and Development Agreement and the Cultor Stock Subscription Agreement, if any. There can be no assurance that the Company will have developed markets for its natural astaxanthin product other than animal feed and animal nutrition at the time, if any, that Cultor exercises its option to form the joint venture company. Similarly, there can be no assurance that the Company will have developed microalgal products other than natural astaxanthin at the time, if any, that Cultor exercises its option to form the joint venture company. See "Business--Overview" and "--Corporate Partner Relationships--Cultor."

CUSTOMER CONCENTRATION

    The Company has entered into a three-year exclusive Supply Agreement with Svenska Foder with respect to the production, sale and use of natural astaxanthin in animal feed and animal nutrition applications in Sweden, Denmark, Norway and Finland for poultry, pigs, cattle and horses and a three-year exclusive Distribution and Development Agreement with Cultor with respect to the production, sale and use of natural astaxanthin in the field of animal feed and animal nutrition worldwide. The failure of the Company to gain additional customers for its natural astaxanthin product in other applications and customers for its other potential products, the loss of Cultor or Svenska Foder or any potential corporate partner as a customer, or a significant reduction in the level of sales to Cultor or Svenska Foder or any potential corporate partner could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Business--Aquasearch's Strategy--Expand Strategic Alliances" and "--Corporate Partner Relationships."

RELIANCE ON CORPORATE PARTNER RELATIONSHIPS

    An important element of the Company's business strategy involves developing strategic relationships with companies that have established research and development, sales, marketing and distribution capabilities for the microalgal products that the Company intends to develop. The Company has entered into significant agreements with Svenska Foder and Cultor with respect to its natural astaxanthin product. In July 1995, the Company executed the three-year exclusive Svenska Foder Supply Agreement with Svenska Foder covering the production, sale and use of the Company's natural astaxanthin product for animal feed and animal nutrition applications in Sweden, Denmark, Norway and Finland for poultry, pigs, cattle and horses. In May 1996, the Company executed the three-year exclusive Cultor Distribution and Development Agreement with Cultor covering the production and distribution of the Company's natural astaxanthin product worldwide in the field of animal feed and animal nutrition.

    The Company intends to enter into strategic relationships with other companies to apply its technology, fund development, commercialize future products, and assist in obtaining regulatory approvals. There can be no assurance that any of the Company's present or future corporate partners will perform their obligations as expected or devote sufficient resources to the development, testing or marketing of the Company's potential products developed under such arrangements. Any parallel development by a strategic partner of alternative technologies or products, preclusion of the Company from entering into competitive arrangements, failure to obtain timely regulatory approvals, premature termination of an agreement, or failure by a strategic partner to devote sufficient resources to the development and commercialization of the Company's products could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

    The Company's agreements with its consultants and corporate partners are complex. There may be provisions within such agreements that give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to delays in research, development or commercialization of certain products, or could result in litigation or arbitration, which could be time-consuming and expensive, and could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

    There can be no assurance that the Company will be able to maintain or expand its relationships with its existing corporate partners or to replace its existing corporate partners in the event any such relationship were terminated. In the event of the termination of the Svenska Foder Supply Agreement or the Cultor Distribution and Development Agreement, the Company's ability to distribute its natural astaxanthin product in the field of animal feed and animal nutrition would be materially adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's primary strategy for the development, regulatory approval, production and commercialization of certain of its products is to enter into collaborations with various corporate partners, licensors, licensees and others. There can be no assurance that the Company will be able to negotiate collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be beneficial to the Company. To the extent that the Company is not able to establish such arrangements, it would face increased capital requirements to undertake such activities at its own expense and might encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected. See "Business--Aquasearch's Strategy--Expand Strategic Alliances" and "--Corporate Partner Relationships."

COMPETITION

    Competition in the world market for astaxanthin is intense and is expected to increase significantly in the near future. The Company's natural astaxanthin product will compete directly with the synthetic astaxanthin product developed and marketed worldwide by Hoffman-LaRoche. Hoffman-LaRoche has significantly greater research and development, technical, financial, management, marketing and sales resources than the Company as well as a worldwide reputation and dominant market share. In addition, at least three companies, Astacarotene, Heliosynthese and Cyanotech Corporation, have either announced plans to produce natural astaxanthin from microalgae or have produced small quantities for test and commercial purposes.

    The Company's natural astaxanthin product is expected to compete with synthetic astaxanthin (and any other alternative products) primarily on the basis of product performance, price and proprietary position. Although Hoffman-LaRoche has maintained the market price of synthetic astaxanthin at approximately $2,500 per kilogram for more than a decade, there can be no assurance that Hoffman-LaRoche will maintain the price of its synthetic astaxanthin product in response to the introduction of the Company's natural astaxanthin product. Any such pricing or other competitive pressure could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. The existence of products of which the Company is not aware, or products that may be developed in the future, may also adversely affect the marketability of the Company's natural astaxanthin product.

    Aquasearch anticipates that competition to develop microalgal products other than natural astaxanthin will also be intense. The Company's competitors for these potential products are expected to include major pharmaceutical, food processing, chemical and specialized biotechnology companies, many of which will have financial, technical and marketing resources significantly greater than those of Aquasearch. In addition, other emerging marine bioscience companies, similar to Aquasearch, may form collaborations with large established companies to support research, development and commercialization of products that may be competitive with future products of Aquasearch. Also, academic institutions, governmental agencies and other public and private research organizations are conducting research activities and seeking patent protection and may commercialize products competitive with those of Aquasearch on their own or through joint ventures. The existence of products of which Aquasearch is not aware, or products that may be developed in the future, may adversely affect the marketability of additional products developed by Aquasearch.

    Aquasearch believes that its AGM and related microalgae cultivation and harvesting technologies currently offer significant technical and economic advantages compared with the open pond systems currently used by certain competitors, including increased yields and the ability to cultivate hundreds of microalgal species at commercial scale that cannot be produced in open pond systems due to substantially higher risks of contamination and lack of control. Aquasearch also believes that its AGM and related microalgae cultivation and harvesting technologies compare favorably with other known closed systems with respect to capital and operating costs. However, the existence of technology of which Aquasearch is not aware, or technology that may be developed in the future, may adversely affect the technical and competitive advantages that Aquasearch currently believes it holds compared with competing open pond and known closed system microalgae cultivation technologies.

    Aquasearch's competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, successfully perform its collaboration agreements with its corporate partners, implement research and development and production plans, obtain patent protection and secure adequate capital sources. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

    The Company's prospects depend to a significant extent upon certain members of senior management, including, in particular, Mark E. Huntley, Ph.D., the Company's Chairman, President and Chief Executive Officer. The Company does not maintain key man life insurance on Dr. Huntley and has no employment agreement with Dr. Huntley or any other senior executives. The loss of any senior executive or other key employee could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

    The Company is highly dependent on its ability to attract and retain key scientific, technical, management and operating personnel, including consultants and members of its Scientific Advisory Board and its Business Advisory Board.
As the number of qualified marine and aquatic microbiologists is limited, competition for such personnel is intense. The Company will need to develop expertise and add skilled employees or retain consultants in such areas as research and development, clinical testing, government approvals, manufacturing and marketing in the future. There can be no assurance that the Company will be able to attract and retain the qualified personnel or develop the expertise needed in these areas. The Company currently has a small research and development and management group with limited operating experience. The loss of the services of one or more members of the research and development or management group or the inability to hire additional personnel and develop expertise as needed would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

    Members of the Company's Scientific Advisory Board assist the Company in optimizing its production and processing methods and formulating research and development strategy pertaining to both existing and potential microalgal products. Most members of the Scientific Advisory Board are not employed by the Company and each of these members may have commitments to other entities that could limit their availability to the Company. There can be no assurance that the Company will be able to retain its key Scientific Advisory Board members. See "Business -- Scientific Advisory Board."

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

    Until recently, the Company was engaged exclusively in research and
development activities.   Following the execution of the Svenska Foder Supply
Agreement and the Cultor Distribution and Development Agreement, the Company commenced the transition toward becoming a full-scale commercial producer of microalgae products. These changes in its business have placed significant demands on the Company's management, working capital and financial and management control systems. Failure to upgrade the Company's operating, management and financial control systems or difficulties encountered during such upgrades could adversely affect the Company's business, financial condition, results of operations and relationships with its corporate partners. Although the Company believes that its systems and controls are adequate to address its current needs, there can be no assurance that such systems will be adequate to address future expansion of the Company's business. The Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's results of operations. In addition, the success of any future expansion plans will depend in part upon the Company's ability to continue to improve and expand its management and financial control systems, to attract, retain and motivate key personnel, and to raise additional required capital. There can be no assurance that the Company will be successful in these regards. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources" and "Business--Aquasearch's Strategy," "--Products and Potential Products" and "--Manufacturing."

RISKS ASSOCIATED WITH EXPANSION INTO ADDITIONAL MARKETS AND PRODUCT DEVELOPMENT

    Other than its natural astaxanthin product, the Company currently has no products available for commercial sale. The Company believes that its near-term prospects are substantially dependent on the expansion of the worldwide market for natural astaxanthin and the Company's ability to successfully develop and commercialize new products and penetrate new markets. There can be no assurance that the Company can successfully develop its natural astaxanthin or any other potential microalgae products, that any such products will be capable of being produced in commercial quantities at reasonable cost, or that any such products will achieve market acceptance. The Company has no experience marketing its products directly and is presently entirely dependent on the marketing skills and efforts of its corporate partners. There can be no assurance that the marketing efforts of such corporate partners will be successful or whether such corporate partners will eventually compete with the Company or assist the Company's competitors. Many other companies have significantly greater marketing and product development experience and resources to devote to marketing and product development than the Company. The

Company has entered into, and expects to enter into additional, selected strategic alliances with third parties for product development, marketing and sales. There can be no assurances regarding the performance of such third parties, or the overall success, if any, of such strategic alliances. The inability of the Company to successfully develop or commercialize its natural astaxanthin or any potential microalgae products would have a material adverse effect on the Company's business, financial condition, results of operations and its relationships with its corporate partners. See "Business--Aquasearch's Strategy" and "--Products and Potential Products."

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNPREDICTABILITY OF INTELLECTUAL PROPERTY PROTECTION

    Aquasearch relies upon a combination of patents, copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. The Company's future prospects depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyright and trade secrets and to operate without infringing the proprietary rights of third parties. Aquasearch has been awarded one patent in the United States and one patent in Australia for its closed system microalgae cultivation process. The Company currently has one additional patent application pending in the United States.

    The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its corporate partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

    Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. In addition, the laws of certain foreign countries may not protect the Company's patent and other intellectual property rights to the same extent as the laws of the United States.

    The Company's future prospects also depend in part on the Company neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. There can be no assurance that the Company will not infringe the patents, licenses or other proprietary rights of third parties. In addition, the Company may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its corporate partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its corporate partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. There may be a significant number of United States and foreign patents and patent applications in the Company's area of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

    The enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes in United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years after the effective date of filing may result in a substantially shortened term of the Company's patent protection which may adversely affect the Company's patent position.

    While the disclosure and use of the Company's proprietary technology, know-how and trade secrets are generally controlled under agreements with the parties involved, there can be no assurance that all confidentiality agreements will be honored, that others will not independently develop similar or superior technology, that disputes will not arise concerning the ownership of intellectual property, or that dissemination of the Company's proprietary technology, know-how and trade secrets will not occur. See "Business--Patents, Licenses and Proprietary Technology."

UNCERTAINTY REGARDING OBTAINING AND MAINTAINING GOVERNMENT APPROVALS

    Aquasearch's natural astaxanthin product, potential products and its research and production activities are or may become subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including the United States Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act. Each existing or potential microalgal product that is developed or marketed by Aquasearch, its licensees or its corporate partners can present unique regulatory problems and risks, depending on the product type, uses and method of manufacture. The FDA regulates, in varying degrees and in different ways, dietary supplements, other food products, medical devices and pharmaceutical products, including their manufacture, testing, exportation, labeling, and, in some cases, advertising. Generally, prescription pharmaceuticals and certain types of medical devices are regulated more vigorously than foods, such as dietary supplements. Any future products developed by Aquasearch for use in human nutrition, pharmaceuticals or cosmetics, if any, will require Aquasearch to develop and adhere to Good Manufacturing Practices ("GMP") as required by the FDA, ISO standards as required in Europe, and any other applicable standards mandated by federal, state, local or foreign laws, regulations and policies. Currently, the Company's production facilities do not comply with GMP or ISO standards and significant capital expenditures would have to be made and compliance procedures implemented before the Company's production facilities could meet GMP and ISO qualifications.

    The Company is also subject to other federal, state and foreign laws, regulations and policies with respect to labeling of its products, importation of organisms, and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. The Company is working with Svenska Foder and Cultor with respect to compliance with foreign laws, regulations and policies pertaining to use of its natural astaxanthin product in the field of animal feed and animal nutrition. There can be no assurance that any changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. There can be no assurance that any of the Company's potential products will satisfy applicable regulatory requirements. See "Business -- Government Regulation and Product Testing."

    The Company's natural astaxanthin product is viewed as a food ingredient by regulatory authorities in Sweden. Regulatory authorities in other jurisdictions may view the Company's natural astaxanthin product as a food additive. All new food additives for ultimate human consumption in the United States require premarket clearances from the FDA. Therefore,

Aquasearch's natural astaxanthin product and any potential food color products for use in the United States will require FDA clearance, unless they meet the requirements of current color additive regulations. The process of obtaining clearances for a new color additive is expensive and time consuming. Extensive information is required on the toxicity of the additive, including carcinogenicity studies and other animal testing. Although the FDA approved the Hoffman-LaRoche synthetic astaxanthin product as a food additive in 1995, there can be no assurance that the FDA will grant similar approval for Aquasearch's natural astaxanthin product. Further, no assurances can be given that Aquasearch's potential nutrition and food color products, if any, will be cleared by the FDA on a timely basis, if at all.

    Regulatory approvals in other markets in which Aquasearch's natural astaxanthin product is likely to be distributed, including in particular, the EEC, Japan, Canada and Australia, vary by market. The Company believes that the approval process in Australia, Japan and certain other Asian countries will come under their "natural" status and be approved relatively quickly; however, there can be no assurances in this regard. The Aquasearch natural astaxanthin product has not been submitted for approval by the EEC, and there can be no assurance that the determination by Swedish authorities that the Company's natural astaxanthin product be considered a food ingredient (rather than a food additive) will have any influence on the determination to be made by the EEC.

    Under the terms of the Cultor Distribution and Development Agreement, Cultor has the responsibility to obtain any health regulatory and other approvals necessary in each country in which Cultor determines to distribute the product.

    The Company is subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Business--Government Regulation and Product Testing."

CONCENTRATION OF PRODUCTION CAPACITY; RELIANCE ON CLIMATIC CONDITIONS

    All of the Company's production capacity is currently located at its Kailua-Kona, Hawaii facility, on property leased from the State of Hawaii and situated on a 200-year-old lava flow adjacent to a dormant volcano. The Company maintains minimal finished goods inventory. In the event that production at, or transportation from, such facility were interrupted by fire, volcanic eruption, earthquake, tidal wave, hurricane, or other natural disaster, work stoppage, termination or suspension of the Company's facility lease by the State of Hawaii for public use or similar purposes, other regulatory actions or any other cause, the Company would be unable to continue to produce its products at such facility. Such an interruption would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Business--The Aquasearch Solution" and "--Properties."

    Due to the importance of sunlight and a consistent warm temperature for microalgae growth, the Company's production may be significantly affected by weather patterns and unusual seasonal weather changes. Any unseasonably cool or cloudy weather would adversely impact the Company's production and could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

    The Company currently has distribution arrangements with two companies; Svenska Foder, a Swedish company, and Cultor, a Finnish company. The Company expects that international sales will represent a significant portion of its revenue for the foreseeable future because aquaculture production, the primary market for natural astaxanthin today, is more highly developed in Europe and Asia than in the United States. The Company's business, financial condition and results of operations may be materially and adversely affected by any difficulties associated with managing accounts receivable from international customers, tariff regulations, imposition of governmental controls, political and economic instability or other trade restrictions. Although the Company's international sales are currently denominated in United States dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in the affected country, leading to a reduction in sales in that country.

PRODUCT LIABILITY

    The Company faces an inherent business risk of exposure to product liability claims alleging that the use of its technology or products resulted in adverse effects. There can be no assurance that the Company's current level of product liability insurance together with indemnification rights under its existing license agreements and other collaborative arrangements will be adequate to protect the Company. It is uncertain whether the Company will be able to obtain increased levels of insurance as the Company grows, that any level of insurance would be economically practical or that it would be able to renew its current or future policies. A product liability claim or recall in excess of insured amounts or amounts recoverable under applicable contractual arrangements could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

POSSIBLE VOLATILITY OF STOCK PRICE; LIMITED LIQUIDITY; ABSENCE OF DIVIDENDS

    The market price of the Company's Common Stock has experienced, and may continue to experience, a high level of volatility, as frequently occurs with publicly traded life sciences companies and many companies whose securities trade on the NASD Electronic Bulletin Board. See "Risk Factors--Risks Associated with Low-Priced Over-The-Counter" Securities." Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential benefits relating to products under development by the Company or its competitors, general regulatory developments affecting the Company's products in both the United States and foreign countries, market conditions for life sciences companies in general and economic and other internal and external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the Company's business or the future market price of the Common Stock. Since the Company's initial public offering of Common Stock in January 1989, the average daily trading volume in the Common Stock as reported on the NASD Electronic Bulletin Board has been relatively low. See "Price Range of Common Stock." There can be no assurance that a more active public trading market will develop for the Common Stock. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future.
See "Dividend Policy."

RISKS ASSOCIATED WITH LOW-PRICED "OVER-THE-COUNTER" SECURITIES

    The Company's Common Stock is currently traded in the "over-the-counter market" in the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. (the "NASD"). See "Price Range of Common Stock." Securities of companies traded on the NASD Electronic Bulletin Board are generally more difficult to dispose of and to obtain accurate quotations as to price than securities of companies that are traded on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges.

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

    In addition, trading in the Company's securities is currently subject to Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Pursuant to Rule 15g-9, broker/dealers who recommend the Company's securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

    The impact of the regulations applicable to penny stocks on the Company's securities is to reduce the market liquidity of the Company's securities by limiting the ability of broker/dealers to trade the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. The low price of the Company's Common Stock also has a negative effect on the amount and percentage of transaction costs paid by individual shareholders and the potential ability of the Company to raise additional capital by issuing additional shares. The primary reasons for these effects include the internal policies of certain institutional investors that prohibit the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and certain brokerage house policies and practices that tend to discourage individual brokers from dealing in low-priced stocks.
In addition, since broker's commissions on low-priced stocks represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of the Common Stock results in individual shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher.

    The Company intends to apply for listing on the Nasdaq SmallCap Market as soon as it meets the eligibility requirements. In order to be eligible for listing on the Nasdaq SmallCap Market, the Company's Common Stock must maintain a minimum bid price of $3.00, the Company must have a minimum shareholders' equity of $2 million, total assets of at least $4 million and at least two market makers. If the net proceeds of any offerings of any equity or convertible debt or other securities of the Company are sufficient to satisfy all listing requirements other than the minimum bid price of $3.00 per share, then the Board of Directors is likely to recommend that the Company effect a reverse stock split in order to meet this minimum price per share listing requirement. Any such reverse stock split would require shareholder approval. There can be no assurance that the net proceeds of any offering by the Company will be sufficient to satisfy some or all listing requirements or that any proposed reverse stock split will be approved by the shareholders or successfully implemented following such approval.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED

    The purchasers of the Shares offered hereby will be able to resell such Shares in the public market only if there is then a current prospectus relating to the shares and only if the Shares are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Shares, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the Shares in those states in which the securities are to be offered, no assurance can be given that such qualifications will occur. The Shares may be deprived of any value and the market for the Shares may be limited if a current prospectus covering the Shares is not kept effective or if the Shares are not qualified or exempt from qualification in the jurisdictions in which the prospective purchasers of the Shares then reside.

POTENTIAL ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of "blank check" Preferred Stock, with such designations, rights, preferences, privileges and restrictions as determined by the Board of Directors from time to time. As a result, the Board of Directors is empowered, without further shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present plans to issue any shares of Preferred Stock, there can be no assurance that the Company will not issue Preferred Stock at some time in the future. See "Description of Securities--Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Immediately prior to this offering, the Company had 41,173,161 shares of Common Stock outstanding. Of the shares outstanding immediately prior to this offering, 20,597,428 have been registered under the Securities Act and, therefore, will be freely tradeable under the Securities Act. The 20,282,701 remaining shares are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and may be sold pursuant to such Rule during certain periods noted below. Of such 20,282,701 restricted securities, 13,090,460 shares are currently eligible or will become eligible prior to September 1996 for resale without registration under the Securities Act; 3,800,000 shares may be sold at various times during the period from March 1998 to July 1998 (if not previously sold pursuant to the exercise of registration rights hereinafter described); and 4,000,000 shares may be sold after January 1999 (if not previously sold pursuant to the exercise of registration rights hereinafter described). No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility exists, however, that substantial amounts of Common Stock may be sold in the public market which may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                   PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is currently traded in the "pink sheets" (OTC Bulletin Board Symbol: AQSE). The following table sets forth for the periods indicated the high and low bid quotations for the Company's Common Stock as reported by M.H. Myerson & Company, one of the Company's market makers. These quotations are believed to represent inter-dealer quotations, without adjustment for retail mark-up, mark-down or commissions and may not represent actual transactions.

                                                       HIGH BID  LOW BID
                                                       --------  -------
               FISCAL 1994
                  First Quarter. . . . . . . . . . .    $0.10    $0.03125
                  Second Quarter . . . . . . . . . .    $0.15    $0.02
                  Third Quarter. . . . . . . . . . .    $0.125   $0.02
                  Fourth Quarter . . . . . . . . . .    $0.125   $0.08


               FISCAL 1995
                  First Quarter. . . . . . . . . . .    $0.20    $0.10
                  Second Quarter . . . . . . . . . .    $0.25    $0.10
                  Third Quarter. . . . . . . . . . .    $0.25    $0.125
                  Fourth Quarter . . . . . . . . . .    $0.36    $0.125


               FISCAL 1996
                  First Quarter. . . . . . . . . . .    $0.74    $0.21
                  Second Quarter . . . . . . . . . .    $0.75    $0.50
                  Third Quarter. . . . . . . . . . .    $0.97    $0.53
                  Fourth Quarter . . . . . . . . . .    $0.66    $0.31

               FISCAL 1997
                  First Quarter (through November 11)   $0.40    $0.33

          As of the date of this Prospectus, the Company had approximately 2,000 record holders of its 41,173,161 shares of Common Stock.


                                   DIVIDEND POLICY

          The Company has never paid cash dividends on its capital stock. The Company currently intends to retain all available funds for use in the operation and expansion of its business. The Company does not anticipate paying any cash dividends in the foreseeable future. As of July 31, 1996, the Company had an accumulated deficit at approximately $2.3 million, and until this deficit is eliminated will be prohibited from paying dividends except out of net profits.

                                    CAPITALIZATION

          The following table sets forth the unaudited total capitalization of the Company as of July 31, 1996:




                                                                                           JULY 31, 1996
                                                                                           -------------
                                                                                           (IN THOUSANDS)
Long-term obligations, including current portion.......................................        $    --
                                                                                               -------
                                                                                               -------
Shareholders' equity:
     Common Stock, par value $0.001 per share, 50,000,000 shares authorized,
       39,410,488 shares issued and outstanding, actual and as adjusted (1)(2).........        $      5
     Additional paid-in capital........................................................        $  2,617
     Deficit accumulated during the development stage..................................        $ (2,246)
                                                                                               ---------

               Total shareholders' equity .............................................        $    376
                                                                                               --------

                         Total capitalization..........................................             663
                                                                                               --------
                                                                                               --------
__________________________



(1) Excludes 6,215,655 shares of Common Stock issuable upon exercise of options outstanding as of July 31, 1996, at an average exercise price of $0.1662 per share.

(2) Excludes: (i) 45,530 shares of Common Stock earned (but not yet issued) as payment for services rendered to the Company by consultants, and
    (ii) 5,000,000 shares of Common Stock reserved for future issuance pursuant to the Company's 1996 Stock Option Plan. See "Management--Employee Benefit Plans."

                               SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the years ended
October 31, 1993, 1994 and 1995 and the balance sheet data at October 31, 1993, 1994 and 1995 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus and should be read in conjunction with the audited financial statements and notes thereto. The statement of operations data at October 31, 1991 and 1992 and the balance sheet data at October 31, 1991 and 1992 are derived from audited financial statements that are not included in this Prospectus. The statement of operations data for the quarters ended April 30, 1995 and 1996 and the balance sheet data at April 30, 1996 are derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The historical results are not necessarily indicative of results for any future period.




                                                                                                             NINE MONTHS
                                                           YEAR ENDED OCTOBER 31,                            ENDED JULY 31,
                                       -----------------------------------------------------------     -----------------------
                                        1991          1992        1993         1994          1995          1995          1996
                                        ----          ----        ----         ----          ----          ----          ----
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..........................    $   --       $    --       $   --     $     --       $     --     $    --       $       10

Operating expenses:
  Research and development........        134             9            4            27            89           17            495
  General and administrative......         98            72           85           115           195          100            283
                                      -------      --------      -------    ----------     ---------
     Total operating expenses........     232            81           89           142           284         (117)           796
                                      -------      --------      -------    ----------     ---------     ---------     ---------
Other income (expense)............        (19)           --          (52)          (97)           (2)          --              2
Net loss..........................    $  (251)     $    (81)     $  (142)   $     (240)    $    (289)    $   (117)     $    (793)
                                       --------     --------      -------     --------        -------     --------     ----------
                                       --------     --------      -------     --------        -------     --------     ---------
Net loss per share................    $ (0.02)     $  (0.01)     $ (0.01)   $    (0.01)     $   (0.01)   $    Nil      $   (0.02)
Weighted average shares
      outstanding...............    16,647,912   17,287,454   20,132,100    22,782,063     25,541,021  23,463,313     38,000,000


                                                                     OCTOBER 31,                      JULY 31,
                                        -------------------------------------------------------      ----------
                                           1991      1992         1993        1994        1995          1996
                                        --------   ---------    --------     -------    --------     ----------
                                                                    (IN THOUSANDs)
BALANCE SHEET DATA:
Cash and cash equivalents............   $    20    $     --     $    146     $   87     $     27            46

Working capital......................       (23)        (95)         131        (19)        (159)         (226)

Total assets.........................        22          --          146         87          489           663

Long-term obligations, including
 current portion.....................        --          --           --         --           --            --
Deficit accumulated during
 development stage ...................     (701)       (782)        (924)    (1,164)      (1,453)       (2,246)
Total shareholders' equity (deficit)..      (23)        (95)         131        (19)         256           376


                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    EXCEPT FOR HISTORICAL INFORMATION, THE FOLLOWING MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PARTS OF THIS PROSPECTUS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). PROSPECTIVE INVESTORS ARE URGED TO CONSIDER THE FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.

OVERVIEW

    Aquasearch is a development stage company that is developing a proprietary, cost-effective, photosynthetic, closed-system known as the Aquasearch Growth Module to cultivate microalgae. The Company was founded in February 1988 as a Colorado corporation and acquired all the assets of Aquasearch, Inc., a California corporation, in May 1988 in a stock-for-stock exchange. The Company commenced operations in Borrego Springs, California and developed its first prototype of the AGM in the summer of 1988. During the period from the summer of 1988 until March 1993, the Company conducted additional research and development to refine its production technology.

    In March 1993, the Company formed a joint venture company with Cyanotech Corporation ("Cyanotech"), an unaffiliated producer of microalgae, to develop commercial systems for the production of astaxanthin-rich microalgae.
Aquasearch contributed approximately $147,000 in capital to the joint venture company and licensed its AGM technology to the joint venture company. Cyanotech contributed approximately $15,000 in capital to the joint venture company and made available its facilities and personnel at the HOST Business Park at Keahole Point, Kailua-Kona, Hawaii. AGMs were constructed in July 1993 that demonstrated the economics of the production process and provided samples of astaxanthin-rich microalgae for analysis and trial applications.

    In the summer of 1994, Aquasearch initiated discussions with Cultor regarding the purchase of astaxanthin-rich microalgae. While awaiting a response from Cultor, Cyanotech elected to discontinue its participation in the joint venture company and the joint venture agreement was terminated by mutual consent in November 1994. The dissolution agreement provided that all intellectual property rights to the AGM technology reverted to Aquasearch.

    In December 1994, Cultor initiated a series of feeding trials with farmed salmon using astaxanthin-rich microalgae produced by the Company.

    In April 1995, the Company leased a half-acre site within the HOST Business Park and began construction of a small research and development facility capable of producing small amounts of microalgae containing astaxanthin for marketing purposes. This half-acre facility, comprised of AGMs and an operating laboratory, was completed in June 1995.

    In July 1995, the Company entered into a Supply Agreement with Svenska Foder, a subsidiary of Cultor, pursuant to which Svenska Foder agreed to act as the exclusive distributor of the Company's natural astaxanthin product for animal feed and animal nutrition applications in Sweden, Norway and Finland for poultry, pigs, cattle and horses. The Svenska Foder Supply Agreement has a term of three years and has a production target of five kilograms of natural astaxanthin per month.

    In July 1995, the Company leased additional space in the HOST Business Park to expand its half-acre research and development facility to a one-acre research and development/production facility. Construction of the one-acre research and development/production facility was completed in October 1995.

    In May 1996, the Company entered into a three-year Distribution and Development Agreement with Cultor pursuant to which the Company will act as the exclusive worldwide supplier of natural astaxanthin derived from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor will act as the exclusive worldwide distributor of Aquasearch's natural astaxanthin product in the field of animal feed and animal nutrition. The production targets under the Cultor Distribution and Development Agreement are 40 kilograms per month at the end of the first year and 120 kilograms per month at the end of the second year. The Company is currently producing natural astaxanthin at the rate of approximately eight kilograms per month at its existing research and development/production facility. In order to meet the production targets under the Cultor Distribution and Development Agreement, the Company must significantly expand and improve its production facilities and processes within the next eighteen months, which will involve various risks and uncertainties. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Near-Term Capital Needs; Uncertainty of Additional Funding; Dilution" and "--Substantial Long-Term Capital Needs; Uncertainty of Additional Funding; Dilution."

    Under the Cultor Distribution and Development Agreement, Cultor and Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin derived from microalgae in the field of animal feed and animal nutrition. Pursuant to this arrangement, Aquasearch would contribute a ten-acre natural astaxanthin production facility to be constructed in 1997 in return for its 50% stake in the new company and Cultor would contribute cash equal to the appraised value of the new ten-acre production facility in return for its 50% stake. Under the Cultor Distribution and Development Agreement, Cultor also has the option to increase its stake in the new company by purchasing from Aquasearch a further 25% of the new company (thus increasing Cultor's stake to 75%) for cash based on a formula. The formula provides that the purchase price for the additional shares to be acquired by Cultor from Aquasearch will equal the greater of (i) $1 million,
(ii) half of the current replacement value of the astaxanthin production facility initially contributed by Aquasearch or (iii) an amount equal to X multiplied by Y; where "X" equals the difference between the Transfer Price (as defined) and the Aquasearch Production Costs (as defined) for the six-month period commencing on November 1, 1998 and ending on April 30, 1999 and "Y" equals six (or, in other words, an amount equal to twelve times annual profit in the third year of the contract). Aquasearch will license certain technology to the new company to make, use and sell natural astaxanthin derived from microalgae within the field of animal feed and animal nutrition only and will retain the right to make, use and sell natural astaxanthin derived from microalgae in all fields other than animal feed and nutrition as well as the right to make, use and sell any microalgal products other than natural astaxanthin in all fields, including the field of animal feed and animal nutrition. See "Business--Cultor Distribution and Development Agreement" and "Risk Factors--Risks Associated With Potential Joint Venture," "Customer Concentration," and "--Reliance on Corporate Partner Relationships."

    The Company believes that strategic relationships and collaborations will continue to be an important part of its business strategy. There can be no assurances that the Company will be able to maintain existing corporate partner relationships, enter into future relationships to develop additional applications for natural astaxanthin or to develop new microalgae products or that any such relationships will be successful. See "Risk Factors--Customer Concentration" and "--Reliance on Corporate Partner Relationships."

    Since inception, the Company's primary operating activities have consisted of basic research and development and production process development; recruiting personnel; purchasing operating assets; and raising capital. From inception through July 31, 1996, the Company had an accumulated deficit of approximately $2.3 million. The Company's losses to date have resulted primarily from costs incurred in research and development and from general and administrative costs associated with the Company's operations. The Company expects to continue to incur operating losses for at least the next two years as it expands its production facilities to meet the production targets under the Cultor Distribution and Development Agreement and increases its research and development efforts. The Company expects to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant. See "Risk Factors--History of Losses and Expectation of Future Losses."

    The Company has a limited operating history and any assessment of the Company's prospects must include the technology risks, market risks, expenses and other difficulties frequently encountered by development stage companies, and particularly companies attempting to enter competitive industries with significant technology risks and barriers to entry. Although the Company has attempted to address these risks by, among other things, hiring and retaining highly qualified persons and forging strategic alliances with companies that complement the Company's technical strengths, there can be no assurance that the Company will overcome these risks in a timely manner, if at all.

    Following the execution of the Svenska Foder Supply Agreement and the Cultor Distribution and Development Agreement, the Company commenced the transition toward becoming full-scale commercial producer of microalgae products. These changes in its business have placed and will continue to place significant demands on the Company's management, working capital and financial and management control systems. See "Risk Factors--Risks Associated With Management of Growth."

    To date, the Company's operations have been funded by sales of equity and debt securities.

RESULTS OF OPERATIONS

    REVENUES

    Since inception, the Company has been primarily engaged in basic research and development and manufacture process development; recruiting personnel; purchasing operating assets; and raising capital. In March and April 1996, the Company made its first shipment of its natural astaxanthin product to Svenska Foder under the Svenska Foder Supply Agreement, which resulted in revenues of approximately $10,000.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses include salaries, consulting fees, development materials, equipment depreciation and costs associated with operating the Company's one-acre research and development/production facility. Research and development expenses were approximately $89,000 for the fiscal year ended October 31, 1995 compared with $27,000 and $4,000 in 1994 and 1993, respectively. These increases were primarily attributable to increases in staffing, consultant costs, and costs associated with completion of the Company's one-acre research and development/ production facility. During the nine-month period ended July 31, 1996, the Company had research and development expenses of approximately $495,000 compared with approximately $17,000 during the nine-month period ended July 31, 1995. Substantially all of these funds were expended to improve the Company's
natural astaxanthin production system.   From inception through July 31,
1996, the Company's total research and development expenses were approximately $939,000. Aquasearch believes it will need to incur significant additional research and development expenses in future periods.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses consist principally of salaries and fees for professional services. General and administrative costs were approximately $283,000 for the nine months ended July 31, 1996, and $195,000, $115,000 and $85,000 for the fiscal years ended October 31, 1995, 1994 and 1993, respectively. The increase in general and administrative expenses since 1993 reflects additional costs associated with personnel additions, legal fees incurred in connection with developing and protecting the Company's intellectual property position and raising capital, as well as other expenses. From inception through July 31, 1996, the Company's total general and administrative expenses were approximately $1.1 million. The Company anticipates that its general and administrative expenses will increase over time as it expands its production capacity, expands its intellectual property protection and raises additional capital.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations to date through public and private sales of equity securities. In the nine months ended July 31, 1996, Aquasearch raised approximately $889,000 of net proceeds from the sale of 6,530,000 shares of Common Stock in private placement transactions. In the fiscal years ended October 31, 1995, 1994 and 1993, Aquasearch raised approximately $546,000, $7,500 and $246,000 of net proceeds from the sale of 7,622,500, 250,000 and 4,036,900 shares of Common Stock, respectively, in private placement transactions. From inception through July 31, 1996, the Company had raised total net proceeds of approximately $2.3 million through public and private sales of equity and debt securities.

    In the nine months ended July 31, 1996, operating activities consumed approximately $687,000 compared with $108,000 in the nine months ended July 31, 1995. The primary reason for this increase was that, during the nine months ended July 31, 1995, the Company had no production facilities, no full-time employees and its primary activity was testing and marketing samples of its natural astaxanthin product on a trial basis. By comparison, as of July 31, 1996, the Company had constructed and commenced research and development and production at a one-acre facility, maintained a production staff of eight full-time employees and had substantially increased its marketing and sales activities. In the fiscal year ended October 31, 1995, operating activities consumed approximately $211,000 compared with $153,000 in 1994 and $100,000 in 1993. From inception through July 31, 1996, operating activities have consumed approximately $1.7 million.

    Capital expenditures for the nine months ended July 31, 1996 amounted to approximately $206,000 compared with $70,000 in the comparable period in the prior year. The primary reason for this increase was the acquisition of capital equipment for its new one-acre production facility. Capital expenditures for the fiscal year ended October 31, 1995, 1994 and 1993 were $315,000, $0 and $0, respectively. From inception through July 31, 1996, total capital expenditures have been approximately $569,000.

    As of July 31, 1996, the Company's sole source of liquidity was approximately $47,000 in cash and cash equivalents.

    In August 1996, the Company issued $135,000 aggregate principal amount of promissory notes in a private placement transaction to three investors to provide working capital financing (the "1996 Bridge Loan"). The promissory notes issued in connection with the 1996 Bridge Loan (the "1996 Bridge Loan Notes") bear interest at 7.25% per annum and are now due upon demand. See "Description of Securities--Warrants--1996 Bridge Loan Warrants."

    The Company plans to raise approximately $5 million of additional capital through a private placement of Units consisting of Common Stock and Warrants to Purchase Common Stock during the fourth fiscal quarter of 1996 and the first fiscal quarter of 1997. If successfully completed, the Company believes that the net proceeds of such offering would be sufficient to complete the expansion of the Company's existing one-acre research and development/production facility into a four-acre facility. This four-acre facility is expected to provide the Company with sufficient production capacity, based on existing technology and processes, to meet the August 1997 40 kilogram per month production target under the Cultor Distribution and Development Agreement, but not the August 1998 120 kilogram per month production target. In order to meet the August 1998 target, the Company must complete construction and scale-up of a new ten-acre facility dedicated solely to the production of natural astaxanthin. The Company will be required to raise an additional $10 million in financing over the next two to three years in order to complete and commence operation of the ten-acre facility. The Company intends to raise this additional capital primarily from sales of additional equity and/or convertible debt securities in the public and/or private markets. The financing and scale-up of the Company's production facilities is subject to a number of risks and uncertainties.

See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Near-Term Capital Needs; Uncertainty of Additional Funding" and "--Substantial Long-Term Capital Needs; Uncertainty of Additional Funding."


                                       BUSINESS

    EXCEPT FOR HISTORICAL INFORMATION, THIS SECTION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVES VARIOUS RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE COMMISSION. PROSPECTIVE INVESTORS ARE URGED TO CONSIDER THE FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.

OVERVIEW

    Aquasearch develops and commercializes high value natural products from microalgae using its proprietary, cost-effective, photosynthetic, closed-system technology known as the Aquasearch Growth Module (the "AGM"). Microalgae are a diverse group of over 30,000 species of microscopic plants that have a wide range of physiological and biochemical characteristics. Microalgae produce many different and unusual fats, sugars, proteins, amino acids, vitamins, enzymes, pigments and other bioactive compounds that have existing and potential commercial applications in such fields as animal and human nutrition, food colorings, cosmetics, diagnostic products, pharmaceuticals, research grade chemicals, pigments and dyes. Microalgae grow ten times faster than the fastest growing land-based crops and represent a largely unexploited and renewable natural resource with a biodiversity comparable to that of land-based plants.

    Aquasearch believes that its AGM platform technology can be used to cultivate hundreds of species of microalgae. The AGM utilizes computer-controlled equipment to monitor and adjust the turbulence rate, pH, gas exchange, temperature and nutrient levels within the AGM to optimize microalgae growth rates. Aquasearch believes that the AGM offers significant technical and economic advantages compared with the open pond systems currently used by certain competitors, including increased yields and the ability to economically cultivate hundreds of microalgal species at commercial scale that cannot be produced in open pond systems due to substantially higher risks of contamination and lack of control. Aquasearch also believes that the AGM compares favorably with other known closed systems with respect to both capital and operating costs. Notwithstanding these perceived advantages of the Company's technology, the production of various species of microalgae on a commercial scale involves various risks and uncertainties. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae."

    Aquasearch's first commercial product is astaxanthin, a naturally occurring red pigment derived from HAEMATOCOCCUS PLUVIALIS, a freshwater microalga. The primary market for astaxanthin currently is aquaculture. According to industry sources, the global aquaculture market steadily doubled in value from $13 billion in 1985 to $26 billion in 1990, and is projected to grow to more than $50 billion by the year 2000. Industry sources indicate that farmed salmon and shrimp (the fastest and fourth fastest growing aquaculture products) will account for more than half the total value of world aquaculture production by the year 2000. Free swimming salmon and shrimp acquire pink flesh from natural astaxanthin contained in microalgae and other species ingested in the wild. Farmed salmon and shrimp, however, currently acquire pink flesh only from the addition of synthetic astaxanthin (or a less effective substitute product) to their feed. The world market for astaxanthin in aquaculture is estimated to be approximately $125 million in 1996, and continued growth is expected.

    Aquasearch believes it is the first company to produce commercial quantities of natural astaxanthin from microalgae at economically viable production costs. The world market for astaxanthin is currently dominated by a single producer,

Hoffman-LaRoche, which has maintained the market price of its synthetic astaxanthin product (which is derived from petrochemicals) at approximately $2,500 per kilogram for more than a decade. Aquasearch's natural astaxanthin product will compete directly with Hoffman-LaRoche's synthetic astaxanthin product. There can be no assurance that the market price of synthetic astaxanthin will be maintained at historical levels or what effect this may have on the market price of Aquasearch's natural astaxanthin product. See "Risk Factors--Effect of Increased Competition on the Market Price of Synthetic and Natural Astaxanthin."

    In May 1996, Aquasearch entered into a three-year exclusive Distribution and Development Agreement with Cultor pursuant to which Aquasearch will act as the exclusive worldwide supplier of natural astaxanthin derived from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor will act as the exclusive worldwide distributor of Aquasearch's natural astaxanthin product in the field of animal feed and animal nutrition. Cultor is a $2 billion Finnish food conglomerate that is a leading worldwide producer of animal feed and animal nutrition products. Aquasearch estimates that Cultor and its affiliated companies currently utilize approximately $30 million of synthetic astaxanthin per year in feed products for the aquaculture and livestock industries. Astaxanthin is currently used by Svenska Foder, a subsidiary of Cultor, in poultry feed to impart a more reddish hue to egg yolks. Recently published studies by Svenska Foder indicate that natural astaxanthin, as compared with synthetic astaxanthin, may have additional benefits with respect to fertility, weight gain and feed efficiency in broiler chickens and layer hens.

    Under the Cultor Distribution and Development Agreement, Cultor and Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin derived from microalgae in the field of animal feed and animal nutrition. Pursuant to this arrangement, Aquasearch would contribute a ten-acre natural astaxanthin production facility to be constructed in 1997 in return for its 50% stake in the new company and Cultor would contribute cash equal to the appraised value of the new ten-acre production facility in return for its 50% stake. Under the Cultor Distribution and Development Agreement, Cultor also has the option to increase its stake in the new company by purchasing from Aquasearch a further 25% of the new company (thus increasing Cultor's stake to 75%) for cash based on a formula. The formula provides that the purchase price for the additional shares to be acquired by Cultor from Aquasearch will equal the greater of (i) $1 million,
(ii) half of the current replacement value of the astaxanthin production facility initially contributed by Aquasearch or (iii) an amount equal to X multiplied by Y; where "X" equals the difference between the Transfer Price (as defined) and the Aquasearch Production Costs (as defined) for the six-month period commencing on November 1, 1998 and ending on April 30, 1999 and "Y" equals six (or, in other words, an amount equal to twelve times annual profit in the third year of the contract). Aquasearch will license certain technology to the new company to make, use and sell natural astaxanthin derived from microalgae within the field of animal feed and animal nutrition only and will retain the right to make, use and sell natural astaxanthin derived from microalgae in all fields other than animal feed and nutrition as well as the right to make, use and sell any microalgal products other than natural astaxanthin in all fields, including the field of animal feed and animal nutrition. The Company's obligations and performance under the Cultor Distribution and Development Agreement and the potential formation of a new joint venture company with Cultor involve various risks and uncertainties. See "Risk Factors--Risks Associated With Potential Joint Venture" and "--Reliance on Corporate Partner Relationships."

    Aquasearch is currently producing natural astaxanthin at the rate of approximately eight kilograms per month at its existing one-acre research and development/production facility. The production targets under the Cultor Distribution and Development Agreement are 40 kilograms per month at the end of the first year and 120 kilograms per month at the end of the second year. In order to meet these production targets, Aquasearch must significantly expand and improve its production facilities and processes within the next eighteen months, which will involve various risks and uncertainties. See "Business--Manufacturing--Astaxanthin" and "--Corporate Partner Relationships--Cultor" and "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Near-Term Capital Needs; Uncertainty of Additional Funding; Dilution", "--Risks Associated With Managing Growth."

INDUSTRY BACKGROUND

    Microalgae have the following properties that make their commercial production attractive: (i) microalgae grow ten times faster than sugar cane, the fastest growing land-based crop (which makes it possible to harvest new crops every two to three days utilizing optimal culture and processing technologies),
(ii) microalgae have a uniform cell structure with no bark, stems, branches or leaves (which permits easier extraction of products and higher utilization of cells and makes it practical to manipulate and control growing conditions in order to optimize particular cell characteristics), (iii) microalgae naturally produce many different and unusual fats, sugars, proteins, amino acids, vitamins, enzymes, pigments and other bioactive compounds and (iv) the raw materials required for microalgae growth are abundant and include sunlight, carbon dioxide and nitrogen.

    Existing and potential commercial applications for microalgae include animal and human nutrition, natural food colorings, cosmetics ingredients and colorings, diagnostic products, pharmaceuticals, research grade chemicals and pigments and dyes. The largest volume of microalgae products produced today are algae used as human food and nutritional supplements. These include forms of SPIRULINA spp., CHLORELLA spp., lake grown blue green algae (APHANIZOMENON FLOS-AQUAE) and natural beta carotene from DUNALIELLA SALINA. These microalgae food supplements contain, in varying degrees, highly absorbable sources of phytonutrients including mixed carotenoids, B vitamins, GLA, protein and essential amino acids. Emerging commercial applications for microalgae include products for drug design, pharmaceuticals and diagnostics. One company has developed an infant formula ingredient from microbial oils enriched with microbial fatty acid components derived from microalgae and fungi that may be linked to the development and function of the brain and retina.

    Although many potentially valuable compounds have been identified in microalgae, until recently there was no technology to provide for cost effective production of multiple species of microalgae in commercial quantities. To the Company's knowledge, and with the exception of the infant formula product, substantially all other commercial quantities of microalgal products are currently produced in open pond environments with microalgal species that thrive in harsh environments which eliminate or neutralize competing species, predators and contaminants. These few species, such as SPIRULINA spp., CHLORELLA spp., and DUNALIELLA SALINA require a medium for growth characterized by either an extremely high salinity or pH or another chemistry that is hostile to most competing species, predators and contaminants. Accordingly, the problem of contamination is drastically reduced in such abnormal environments, as is the number of microalgal species that can be produced.

    Commercial cultivation of the other three principal groups of microbes -- bacteria, yeasts and fungi -- is currently accomplished in closed, controlled bioreactors (fermentors), and provides the basis for multi-billion dollar industries (such as pharmaceuticals) based on natural products produced by these microbes. The Company believes that microalgae are the only major group of microbes that are not currently widely cultivated in closed, controlled cultivation systems and that such closed systems are essential for commercial exploitation of the estimated 30,000 species of microalgae.

THE AQUASEARCH SOLUTION

    Aquasearch has designed, developed and implemented proprietary production technologies, systems and processes that provide a controlled environment for the principal conditions required to optimize and maintain microalgae growth. This technology includes the AGM, which is a closed-system, photosynthetic, bioreactor, that utilizes computer-controlled equipment to monitor and adjust the turbulence rate, pH, gas exchange, temperature and nutrient levels within the AGM to optimize microalgae growth rates. To date, the AGM has produced at least a doubling of growth rate in tested species compared with conventional open pond technology. Equally important, the AGM is a closed, sterile, controlled, photosynthetic system that protects the cultured microalgal species from the bacteria and other microbial contaminants that frequently destroy them in conventional open pond systems.

    As a result, the AGM enables the continuous growth and harvesting of microalgae for periods of up to six months without re-inoculation, thus enabling a semi-batch continuous production cycle. The specific processes and controlled conditions are designed to meet the unique requirements of each microalgal species. To date, Aquasearch has conducted experiments on five different microalgal species, each with significantly different optimal growth environments. In each case, the AGM has provided a stable environment that fostered sustained continuous growth. Based on these preliminary studies, the Company believes that the AGM can be used to cultivate hundreds of species of microalgae.

    The Company has also designed, developed and implemented proprietary harvesting technologies, systems and processes for the production of microalgae that it believes provide significant competitive advantages over traditional microalgae production techniques.

    Aquasearch believes that the capital costs of operating the AGM compares favorably with other known closed, cultivation systems, thus reducing the Company's costs of production and potentially expanding the number of microalgae species that can be commercially exploited.

    Notwithstanding these perceived advantages of the Company's technology, the production of certain species of microalgae on a commercial scale involves many significant technical challenges, some of which may never have been faced before. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae."

    The Company believes that the location of its research and development and production facility in the Hawaii Ocean Science and Technology ("HOST") Business Park at Keahole Point, Kailua-Kona, Hawaii is an important competitive advantage. Aquasearch believes that the combination of consistent warm temperatures, abundant sunlight, low rainfall and the provision of cold, clean deep seawater at this facility makes this a favorable location to economically cultivate microalgae on a large scale year round. The Company believes that, in contrast to its facility (and others in the HOST Business Park), other microalgae production facilities located in areas lacking these characteristics are likely to be subject to significantly higher costs of production and fewer production days per year.

    At the HOST Business Park, Aquasearch has access to cold, clean deep seawater that is pumped up from a depth of 2,000 feet. This seawater is used as a means of controlling the temperature of the AGM and may be used by Aquasearch as a source of nutrients for culture of marine microalgae. Additionally, Aquasearch's facility has access to a complete industrial infrastructure and is located 30 miles from a deep water port and immediately adjacent to an international airport. See "Business--Properties."

    The concentration of the Company's existing and planned production capacity in the HOST Business Park involves certain risks and uncertainties relating to potential natural disasters such as volcanic eruptions, earthquakes, tidal waves, hurricanes and related matters indigenous to Hawaii. See "Risk Factors--Concentration of Production Capacity; Reliance on Climatic Conditions."

AQUASEARCH'S STRATEGY

    The Company's objective is to become the leader in cost effective cultivation technology to produce high value natural products from microalgae. The Company's strategies to achieve this goal may be summarized as follows:

- BUILD SIGNIFICANT MARKET SHARE IN THE ASTAXANTHIN MARKET. Aquasearch intends to build upon its position as the first cost effective producer of commercial quantities of natural astaxanthin from microalgae. Through its collaboration with Cultor, Aquasearch's products will gain faster access to the world market than would have been possible if Aquasearch had attempted to build its own marketing and distribution channel first. The Company believes that the combination of its microalgae cultivation technology and expertise with Cultor's animal feed and animal nutrition research and development capabilities and worldwide sales, marketing and distribution network is an important competitive advantage. Aquasearch plans to independently develop and/or collaborate with Cultor and other corporate partners with respect to the development of additional applications for its natural astaxanthin product.

- CONTINUALLY IMPROVE AND ENHANCE ITS CORE PLATFORM TECHNOLOGY. Aquasearch has developed proprietary, cost effective, microalgae cultivation and harvesting technologies and processes that it believes provide it with a significant competitive advantage over other known cultivation technologies. Aquasearch plans to continue to improve upon its AGM technology and other technologies in order to improve yields of natural astaxanthin from HAEMATOCOCCUS PLUVIALIS and to develop additional products from other microalgae species.

- DEVELOP OTHER COMMERCIAL PIGMENTS. Aquasearch plans to undertake additional research and development of potential commercial pigments from other species of microalgae. In particular, Aquasearch plans to determine whether canthaxanthin, another carotenoid pigment, can be derived cost-effectively from microalgae in commercial quantities. Synthetic canthaxanthin is currently used in cakes, candy, soda and processed meats. The Company believes that the world market for synthetic canthaxanthin is currently approximately $200 million per year.

- EXPAND STRATEGIC ALLIANCES. Aquasearch intends to strengthen existing and develop new relationships with companies interested in commercializing microalgae products. In particular, Aquasearch is targeting potential partners, like Cultor, that have greater research and development, scientific, technical, financial, marketing, sales and/or distribution resources than Aquasearch. The Company's primary objective in expanding relationships with these companies is to gain visibility into their product requirements in order further develop Aquasearch's technology and expand the markets for its existing and potential products.

- DEVELOP PHARMACEUTICALS, COSMETICS AND OTHER APPLICATIONS. Aquasearch currently plans to conduct research and development of potential pharmaceutical, cosmetics and other applications from microalgae. Aquasearch intends to identify such potentially marketable compounds through the efforts of its existing technical staff, its Scientific Advisory Board and existing academic relationships with major scientific institutes and universities.

PRODUCTS AND POTENTIAL PRODUCTS

    The following discussion describes the Company's existing natural astaxanthin product and potential future products:

    EXISTING PRODUCT: ASTAXANTHIN

    Substantially all of Aquasearch's efforts to date have been focused on the development of its AGM technology and the initial production of natural astaxanthin derived from HAEMATOCOCCUS PLUVIALIS. The Company has entered into two major agreements with respect to the production and distribution of its natural astaxanthin product in the field of animal feed and animal nutrition. See "Business--Corporate Partner Relationships." The two primary markets for natural astaxanthin are currently aquaculture and poultry feed.

    AQUACULTURE. Astaxanthin is the red pigment that occurs in the natural diets of a number of marine species (including, but not limited to, salmon, shrimp, carp, trout, red sea bream, ornamental fish, lobsters and crabs) which provides the red coloring in their flesh or shells. In nature, astaxanthin, like other marine pigments, is produced only by microalgae and is then passed up the food chain. Farmed salmon, trout and shrimp do not obtain astaxanthin in non-pigmented commercial fish feed. The resulting salmon, trout and shrimp taste the same as pink salmon, trout and shrimp, but, due to consumer preference, fetch about half the price. (Studies have demonstrated that color is the most significant factor influencing consumer salmon purchases.) For this reason, fish farmers have an important incentive to add astaxanthin (in synthetic or natural form) or an alternative product into their fish feed in order to increase the value of their produce.

    The aquaculture market for synthetic astaxanthin is currently estimated to be approximately $125 million per annum, and continued growth is expected. This market is currently dominated by a single producer, Hoffman-LaRoche, which has maintained the market price of synthetic astaxanthin at about $2,500 per kilogram for more than a decade. Aquasearch has entered into an exclusive distribution agreement with Cultor with respect to the production and distribution of Aquasearch's natural astaxanthin product derived from HAEMATOCOCCUS PLUVIALIS. Cultor owns Ewos, a Finnish company with production facilities worldwide, which Aquasearch believes currently sells approximately one-third of the world's salmon feed. Aquasearch's natural astaxanthin product has compared favorably with synthetic astaxanthin in tests conducted by Cultor. Aquasearch's natural astaxanthin product will compete directly with Hoffman-LaRoche's synthetic astaxanthin product in the aquaculture feed market. There can be no assurance that the market price of synthetic astaxanthin will be maintained at historical levels or what effect this may have on the market price of Aquasearch's natural astaxanthin product. See "Risk Factors--Effect of Increased Competition on the Market Price of Synthetic and Natural Astaxanthin."

    POULTRY FEED. The amount of natural pigments ingested in the diet determines the hue of the egg yolks produced by poultry. For many years, poultry producers have added synthetic canthaxanthin -- a closely related pigment to astaxanthin -- and other natural pigments (such as marigolds) to livestock feeds in order to satisfy consumer preferences for various colored egg yolks. Recent legislation in Sweden, however, requires that all colorants added to animal feeds be derived from natural sources. This legislation prompted Svenska Foder, the largest poultry feed producer in Sweden, to seek out Aquasearch to provide natural astaxanthin as an alternative colorant for poultry feed. Aquasearch's natural astaxanthin product has compared favorably with synthetic astaxanthin in tests performed by Svenska Foder. In addition, recently published studies by Svenska Foder suggest that natural astaxanthin may have additional benefits with respect to fertility, weight gain and feed efficiency in broiler chickens and layer hens.

    OTHER POTENTIAL APPLICATIONS. Aquasearch intends to explore, independently and jointly with its corporate partners, additional applications of natural astaxanthin in the field of animal feed and animal nutrition and in other fields, such as human nutrition and food coloring. The Company believes that the potential market for astaxanthin in human health and nutrition is large. No assurance can be given that Aquasearch or any of its corporate partners will be successful in developing additional commercial applications for the Company's natural astaxanthin product. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Long-Term Capital Needs; Uncertainty of Additional Funding," "--Reliance on Corporate Partner Relationships," "--Risks Associated with Expansion into Additional Markets and Product Development."

    POTENTIAL PRODUCTS

    OTHER PIGMENTS FROM MICROALGAE. Using its platform technology, Aquasearch has the capability of cultivating additional microalgal species rich in pigments. Microalgae contain the entire spectrum of colors found in aquatic environments, including more than 1,000 specific pigments. These pigments may be useful in other feeds for the aquaculture and animal feed markets. In addition, the Company believes that natural pigments found in microalgae can be substituted for synthetic pigments currently used in the food processing industry. For example, canthaxanthin is used widely in the food industry today for colorings in cakes, candy, soda and processed meats. The Company believes that the worldwide market for synthetic canthaxanthin is currently in excess of $200 million. Aquasearch is aware of a number of microalgae species that contain a high percentage of canthaxanthin. Similarly, there is a growing demand for natural pigments in cosmetics, skin and hair care products that could be derived from microalgal species. Aquasearch believes it has the technical expertise to identify microalgae species that produce pigments that could be useful in the food processing, cosmetics and consumer products industries, among others. The Company believes that the combined worldwide market for canthaxanthin and three other pigments currently being evaluated by the Company is in excess of $700 million. The Company's development of additional microalgae pigmentation products involves many significant risks and uncertainties. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of


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Production Facilities," "--Substantial Long-Term Capital Needs; Uncertainty of
Additional Funding," "--Reliance on Corporate Partner Relationships," "--Risks Associated with Expansion into Additional Markets and Product Development."

    AQUACULTURE FEEDS. Microalgae are the primary source of food for most aquatic species in their larval stages. According to independent sources, the aquaculture market currently produces approximately 18% of the world's fisheries consumption based on 1994 figures (which are the most recent data available) and is estimated to be a $35 billion market in 1996. Aquaculture feeds typically represent the highest cost of production for the aquaculture farmer and many are required to grow or purchase microalgae or microalgae sources for their hatcheries. Problems of contamination are a significant business risk and some farmers are currently purchasing prepared larval feeds. One of the significant obstacles to the development of aquaculture has been the difficulty of feeding the larvae. Aquasearch believes that the AGM can provide a cost effective technology for growing feed for the aquaculture industry, both for existing species and future aquaculture species. The Company's development of microalgae aquaculture feed products involves many significant risks and uncertainties.
See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Long-Term Capital Needs; Uncertainty of Additional Funding," "--Reliance on Corporate Partner Relationships," "--Risks Associated with Expansion into Additional Markets and Product Development."

    COSMETICS. Aquasearch believes that microalgae contain several significant features of importance to the cosmetics industry. First, the natural colors that occur in microalgae can be used directly as coloring agents in cosmetics. Second, many species of microalgae possess light blocking compounds that regulate the amount of ultraviolet and other wavelengths they absorb and have potential applications in sunscreens and other products containing sun blocking agents. Last, bioactive agents derived from microalgae may be useful as cosmetics themselves. For example, Aquasearch is aware that an extract from a marine organism is an active ingredient in a wrinkle-reducing skin cream marketed by Estee Lauder. This product currently generates more than a million dollars a year in royalties to its developer. Aquasearch believes that the market for cosmetics derived from microalgae is a potentially large market. Aquasearch does not currently have the expertise to develop and commercialize cosmetics products on its own. Aquasearch's strategy will be to establish the AGM as a core technology for the cultivation of commercial quantities of microalgae and to seek collaborative research and development and marketing, sales and distribution relationships with established cosmetics and consumer goods companies in order to develop and commercialize potential microalgal cosmetics products. The Company's development of microalgae cosmetics products involves many significant risks and uncertainties. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Long-Term Capital Needs; Uncertainty of Additional Funding," "--Reliance on Corporate Partner Relationships," "--Risks Associated with Expansion into Additional Markets and Product Development."

    PHARMACEUTICALS. Most pharmaceutical products developed to date have been derived from land-based plants, and the biodiversity of microalgae is comparable to that of land-based plants. Aquasearch is aware of at least one company, Martek Biosciences Corporation, that is collaborating with Merck & Co. and others to develop pharmaceuticals from microalgae. Aquasearch is also aware that in clinical trials certain compounds derived from microalgae enhanced the production of an anti-cancer drug. In connection with this project, Aquasearch was awarded a Master Agreement from the U.S. National Cancer Institute for large scale production of biomass for isolation of agents from natural sources, although no contracts have yet been issued. Aquasearch believes that the market for pharmaceuticals derived from microalgae is potentially a large market. Aquasearch does not currently have the expertise to develop and commercialize pharmaceutical products on its own. Aquasearch's strategy will be to establish the AGM as a core technology for the cultivation of commercial quantities of microalgae and to seek collaborative research and development and sales, marketing and distribution relationships with established pharmaceutical companies in order to develop and commercialize potential microalgal pharmaceutical products. The Company's development of pharmaceutical products from microalgae involves many significant risks and uncertainties. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Long-Term Capital Needs; Uncertainty of


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

Additional Funding," "--Reliance on Corporate Partner Relationships," "--Risks Associated with Expansion into Additional Markets and Product Development."

MANUFACTURING

    ASTAXANTHIN

    Aquasearch began culturing HAEMATOCOCCUS PLUVIALIS at its current facility in the HOST park in 1995. HAEMATOCOCCUS PLUVIALIS is cultured using a series of photobioreactors of varying sizes to achieve culturing consistency before entering the AGM. The AGM is a large photobioreactor that utilizes computer-controlled equipment to monitor and adjust the turbulence rate, pH, gas exchange, temperature and nutrient levels within the AGM to optimize microalgae growth rates.

    The AGMs are harvested regularly and the extracted amount is pumped from the AGM into open ponds where, using proprietary processes, the microalgae is caused to turn red (biosynthesis of astaxanthin). Once the optimal reddening has occurred, the microalgae are drained from the ponds and dewatered. The microalgae slurry is then further processed, dried and packaged using proprietary equipment and processes.

    Aquasearch is currently producing natural astaxanthin at the rate of approximately eight kilograms per month (derived from approximately 180 kilograms of dried HAEMATOCOCCUS PLUVIALIS) at its HOST Park production facility in order to provide samples for research and development by Cultor and to satisfy its obligations under the Svenska Foder Supply Agreement. In order to meet the Cultor Distribution and Development Agreement production targets of 40 and 120 kilograms of natural astaxanthin per month by the end of the first and second years, respectively, the Company will have to significantly increase its plant and production capacity in the near future. Aquasearch plans to accomplish this expansion in two steps: first, the existing one-acre facility will be expanded to four acres and second, a separate, stand-alone facility of approximately ten acres will be constructed. The ten acre site will be designed and developed as a dedicated facility solely for the production of natural astaxanthin to meet the production targets under the Cultor Distribution and Development Agreement. After construction of the ten acre site is completed, the existing facility will be used primarily for the research and development of new microalgal products. This expansion and improvement will place significant additional responsibilities on management; require massive scale-up of the Company's existing manufacturing facility and techniques; require significant additional capital; and require additional scientific, technical and manufacturing expertise. Although there can be no assurances that Aquasearch will be successful in meeting these challenges, management is in the process of securing the necessary expertise and resources to accomplish them. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Near-Term Capital Needs; Uncertainty of Additional Funding," "--Substantial Long-Term Capital Needs; Uncertainty of Additional Funding," "--Dependence on Cultor; Reliance on Future Collaborations," "--Risks Associated with Expansion into Additional Markets and Product Development."

    OTHER MICROALGAE SPECIES

    In addition to HAEMATOCOCCUS PLUVIALIS, the Company has used its AGM technology to successfully culture the following species of microalgae:
CHLORELLA SOROKINIENSIS, LYNGBYA LAGERHEIMII, SPIRULINA PLATENSIS and HAEMATOCOCCUS LACUSTRIS. Commercial production of additional species of microalgae will require the development of custom processes to create optimal conditions for the cultivation and harvesting of each species. Based on preliminary studies, Aquasearch believes that the fundamental aspects of the technology used to produce HAEMATOCOCCUS PLUVIALIS will be directly applicable to the production of hundreds other species of microalgae and that principal variations are likely to occur in the modification of harvesting processes rather than adaptation of the AGM.


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

MARKETING AND SALES

    Aquasearch's primary business strategy is to continue development of its platform technology and to establish its expertise and reputation as a cost effective developer and manufacturer of high value microalgal products. The Company presently plans to develop strategic research and development, sales and marketing and distribution arrangements with established companies that have significant market shares in the fields in which Aquasearch intends to develop and sell products. The Company believes that this approach reduces the time to market for its products and increases the likelihood of market acceptance for its products. Alternatively, Aquasearch does not believe that acquiring or developing the legal, regulatory, sales and marketing expertise necessary to compete with established vertically integrated companies with significant market shares is likely to yield the best return on investment for the Company or its shareholders. In general, Aquasearch intends to follow substantially the same strategy with respect to the development, marketing and sale of future products that it followed in connection with the development, marketing and sale of its natural astaxanthin product; namely, to identify potential corporate partners already familiar with the potential product as part of their own research and development efforts and to enter into strategic development agreements to manufacture value-added products to the specifications of these corporate partners. Once new products are in production, the Company may create one or more separate operating companies with licenses to use the technology solely for the specific microalgal species and end use.

CORPORATE PARTNER RELATIONSHIPS

    SVENSKA FODER

    In July 1995, Aquasearch signed the Svenska Foder Supply Agreement with Svenska Foder, a Swedish poultry feed company, pursuant to which Svenska Foder agreed to act as the exclusive distributor of Aquasearch's natural astaxanthin for animal feed and animal nutrition applications in Sweden, Denmark, Norway and Finland for poultry, pigs, cattle and horses. The Svenska Foder Supply Agreement has a term of three years and requires Aquasearch to deliver five kilograms of natural astaxanthin per month. Svenska Foder is currently using the natural astaxanthin in place of synthetic astaxanthin in chicken feed to increase the reddish hue in egg yolks. Recently published studies by Svenska Foder suggest that natural astaxanthin may have additional benefits with respect to fertility, weight gain and feed efficiency in broiler chickens and layer hens. Development of additional commercial applications for the Company's natural astaxanthin product by Svenska Foder or Aquasearch involves many significant risks and uncertainties. See "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Near-Term Capital Needs; Uncertainty of Additional Funding," "--Substantial Long-Term Capital Needs; Uncertainty of Additional Funding," "--Reliance on Corporate Partner Relationships," "--Risks Associated with Expansion into Additional Markets and Product Development." Cultor owns a majority stake in Svenska Foder.

    CULTOR

    In May 1996, Aquasearch entered into a three-year exclusive Distribution and Development Agreement with Cultor pursuant to which Aquasearch will act as the exclusive worldwide supplier of natural astaxanthin from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor will act as the exclusive worldwide distributor of Aquasearch's natural astaxanthin in the field of animal feed and animal nutrition. The following description of certain terms and conditions of the Cultor Distribution and Development Agreement does not purport to be complete and is qualified in its entirety by reference to the definitive Agreement.

    The Cultor Distribution and Development Agreement provides that from and after the date that is one year after the date of shareholder approval the target production requirement for the Company and the target purchase requirement for Cultor is 40 kilograms of natural astaxanthin per month. The target production requirement for the Company and the target purchase requirement for Cultor from and after the date that is two years after the date of shareholder approval is 120 kilograms of


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

natural astaxanthin per month. Cultor has the obligation to obtain all governmental approvals for, promote and distribute the product, at its own expense, in each country in which it proposes to sell the product. During the term of the Agreement, the Company and Cultor will share equally in the margin (the "Transfer Price") between the production costs of Aquasearch (the "Aquasearch Production Costs") and the net sales price (which is equal to the gross sales price to the end user less volume bonuses, freight and agent's commissions).

    The Agreement provides that Cultor and Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin in the field of animal feed and animal nutrition. Pursuant to this arrangement, Aquasearch would contribute a ten-acre natural astaxanthin production facility to be constructed in 1997 in return for its 50% stake in the new company and Cultor would contribute cash equal to the appraised value of the ten-acre production facility in return for its 50% stake. Under the Agreement, Cultor also has the option to increase its stake in the new company by purchasing from Aquasearch a further 25% of the new company (thus increasing Cultor's stake to 75%) for cash based on a formula. The formula provides that the purchase price for the additional shares to be acquired by Cultor from Aquasearch will equal the greater of (i) $1 million, (ii) half of the current replacement value of the astaxanthin production facilities initially contributed by Aquasearch or (iii) an amount equal to X multiplied by Y; where "X" equals the difference between the Transfer Price and the Aquasearch Production Costs for the six-month period commencing on November 1, 1998 and ending on April 30, 1999 and "Y" equals six (or, in other words, an amount equal to twelve times annual profit in the third year of the contract).

    Under the Agreement, Aquasearch will license certain technology to the new company to make, use and sell natural astaxanthin within the field of animal feed and animal nutrition only and will retain the right (i) to make, use and sell natural astaxanthin in all fields other than animal feed and nutrition and
(ii) to make, use and sell any microalgal products other than natural astaxanthin in all fields, including the field of animal feed and animal nutrition. The Agreement contains detailed provisions regarding the financing and management of the new company, procedures for resolving deadlocks between the parties, mechanisms governing the buy-out of one party by the other, covenants mandating the distribution of 40% of the annual profits of the new company to its shareholders and establishing royalty rates under a marketing agreement that may be entered into between the new company and Cultor, provisions restricting the transfer of ownership interests by Aquasearch and Cultor and providing for rights of first refusal and registration rights, termination provisions and detailed provisions governing the allocation of intellectual property rights upon termination.

    In connection with the execution of the Cultor Distribution and Development Agreement, Cultor and Aquasearch also entered into a Stock Subscription Agreement dated as of May 14, 1996 (the "Cultor Subscription Agreement"). The Cultor Subscription Agreement required Cultor to purchase $200,000 of Aquasearch's Common Stock at a purchase price equal to the average of the closing bid price of the Common Stock on each of (i) January 25, 1996 and (ii) the day before the Cultor Subscription Agreement was executed (which was May 13, 1996); except that the purchase price cannot exceed $.50 per share. At the time this term was negotiated in January 1996, the $0.50 cap on the purchase price represented a substantial premium above the $0.15 purchase price paid by investors in the most recent private financing closed in January 1996 and a substantial premium above the then current bid price. Cultor required a cap on the purchase price beforehand in order to avoid paying a higher price due to the announcement of the execution of the Cultor Distribution and Development Agreement and the Cultor Subscription Agreement. Following shareholder approval of the Cultor Distribution and Development Agreement at a Special Meeting of Shareholders held on September 24, 1996, Cultor purchased 400,000 shares of the Company's Common Stock at a purchase price of $0.50 per share.

    The Company believes that the Cultor Distribution and Development Agreement is beneficial to the Company in the following ways. First, the arrangement will substantially reduce the time to market for the Company's natural astaxanthin product because Cultor, at its own expense, will be responsible for obtaining all regulatory approvals and promoting and selling the product. Second, by establishing an exclusive arrangement with Cultor (along with its affiliated entities, the second largest consumer of synthetic astaxanthin in the world), the Company believes it has established an additional barrier to entry to potential competitors. Third, the Company retains all of its intellectual property rights to develop applications for astaxanthin outside the field of animal feed and animal nutrition and will obtain an exclusive license to use all microalgae technology developed by the new company, if any. Fourth, the Company believes that the collaboration with Cultor to develop the market for astaxanthin in animal feed and nutrition will enhance the Company's reputation in the industry and stimulate additional research and development with respect to microalgae products other than astaxanthin. The Company's obligations and performance under the Cultor Distribution and Development Agreement and the potential formation of a new joint venture company with Cultor involve various risks and uncertainties. See "Risk Factors--Risks Associated with Potential Joint Venture" and "--Dependence on Cultor; Reliance on Future Collaborations." In addition, in order to meet the production targets under the Cultor Distribution and Development Agreement, Aquasearch must significantly expand and improve its production facilities and processes within the next eighteen months, which will involve various risks and uncertainties. See "Business--Manufacturing--Astaxanthin" and "--Corporate Partner Relationships--Cultor" and "Risk Factors--Risks Inherent in Commercial Production of Microalgae," "--Limited Manufacturing Experience," "--Risks Associated With Scale-Up of Production Facilities," "--Substantial Near-Term Capital Needs; Uncertainty of Additional Funding," "--Reliance on Corporate Partner Relationships," "--Risks Associated with Expansion into Additional Markets and Product Development."

    Notwithstanding the foregoing, if the Company is unable to develop any commercial uses for natural astaxanthin outside of the field of animal feed and animal nutrition and if the Company is unable to develop, cultivate and sell microalgae products other than astaxanthin, then the Company and its shareholders will have sold the Company's sole product and source of revenues to Cultor for the purchase price set forth in the Cultor Distribution and Development Agreement. The Company believes that its ability to develop additional uses for astaxanthin outside of the field of animal feed and nutrition and its ability to develop microalgal products other than astaxanthin will be significantly enhanced by its collaboration with Cultor in developing the astaxanthin market for animal feed and animal nutrition.

COMPETITION

    The Company's natural astaxanthin product will compete directly with the synthetic astaxanthin product developed and marketed worldwide by Hoffman-LaRoche. Hoffman-LaRoche has significantly greater research and development, technical, financial, management, marketing and sales resources than Aquasearch as well as a worldwide reputation and a dominant market share. See "Risk Factors--Effect of Increased Competition on the Market Price of Synthetic and Natural Astaxanthin." In addition, at least three companies, Astacarotene, Heliosynthese and Cyanotech Corporation, have either announced plans to produce natural astaxanthin from microalgae or are producing small quantities for test and commercial purposes. Aquasearch believes that competition in the astaxanthin market will intensify significantly in the near future. Alternative sources of pigmentation that have been tested include astaxanthin from shrimp shells, paprika and a yeast strain PFAFFIA RHODOZYMA. Aquasearch believes that only PFAFFIA RHODOZYMA continues to be evaluated as a potential alternative to synthetic or natural astaxanthin. Aquasearch's natural astaxanthin product is expected to compete with synthetic astaxanthin (and any other alternative products) primarily on the basis of product performance, price and proprietary position. In this regard, although Hoffman-LaRoche maintained the market price of synthetic astaxanthin at approximately $2,500 per kilogram for more than a decade when there was no viable competitive product available, there can be no assurance that Hoffman-LaRoche will not cut the price of its synthetic astaxanthin product significantly in response to the introduction of the Company's natural astaxanthin product. Any such pricing or other competitive pressure could have a material adverse effect on Aquasearch's business, financial condition, results of operations and relationships with corporate partners. See "Risk Factors--Effect of Increased Competition on the Market Price of Synthetic and Natural Astaxanthin." The existence of products of which Aquasearch is not aware, or products that may be developed in the future, may also adversely affect the marketability of Aquasearch's natural astaxanthin product.

    Aquasearch intends to develop other high value natural products from microalgae that will compete with existing natural and synthetic products. Aquasearch anticipates that competition to develop additional microalgal products will be intense. Aquasearch's future competitors are expected to include major pharmaceutical, food processing, chemical and specialized biotechnology companies, many of which will have financial, technical and marketing resources significantly greater than those of Aquasearch. In addition, specialized biotechnology companies may form collaborations with large established companies to support research, development and commercialization of products that may be competitive with future products of Aquasearch. Also, academic institutions, governmental agencies and other public and private research organizations are conducting research activities and seeking patent protection and may commercialize products competitive with those of Aquasearch on their own or through joint ventures. The existence of products of which Aquasearch is not aware, or products that may be developed in the future, may adversely affect the marketability of additional products developed by Aquasearch.

    Aquasearch believes that its AGM and related microalgae cultivation and harvesting technologies currently offer significant technical and economic advantages compared with the open pond systems currently used by certain competitors, including increased yields and the ability to cultivate hundreds of microalgal species that cannot be produced in open pond systems due to substantially higher risks of contamination and lack of control. Aquasearch also believes that its AGM and related microalgae cultivation and harvesting technologies compare favorably with other known closed systems with respect to capital and operating costs. However, the existence of technology of which Aquasearch is not aware, or technology that may be developed in the future, may adversely affect the technical and competitive advantages that Aquasearch currently believes it holds compared with competing open pond and known closed system microalgae cultivation technologies.

    Aquasearch's competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, successfully perform under the Cultor Distribution and Development Agreement, implement research and development and production plans, obtain patent protection and secure adequate capital sources. See "Risk Factors--Competition."

PATENTS, LICENSES AND PROPRIETARY TECHNOLOGY

    Aquasearch relies upon a combination of patents, copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. The Company's future prospects depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyright and trade secrets and to operate without infringing the proprietary rights of third parties. Aquasearch has been awarded one patent in the United States and one patent in Australia for its closed system microalgae cultivation process. The Company has one additional patent application pending in the United States.

    The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, which are analogous to the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

    Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. In addition, the laws of certain foreign countries may not protect the Company's patent and other intellectual property rights to the same extent as the laws of the United States.

    The Company's future prospects also depend in part on the Company neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. There can be no assurance that the Company will not infringe the patents, licenses or other proprietary rights of third parties. In addition, the Company may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against the Company or its strategic partners claiming damages and seeking to enjoin commercial activities relating the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its strategic partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its strategic partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. The Company has not conducted an exhaustive patent search and no assurance can be given that patents do not exist or could not be filed that would have a material adverse effect on the Company's ability to develop and market its products. There are a significant number of United States and foreign patents and patent applications in the Company's area of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with corporate partners.

    The enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes in United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years after the effective date of filing may result in a substantially shortened term of the Company's patent protection which may adversely affect the Company's patent position.

    While the disclosure and use of the Company's proprietary technology, know-how and trade secrets are generally controlled under agreements with the parties involved, there can be no assurance that all confidentiality agreements will be honored, that others will not independently develop similar or superior technology, that disputes will not arise concerning the ownership of intellectual property, or that dissemination of the Company's proprietary technology, know-how and trade secrets will not occur. See "Risk Factors--Dependence on Proprietary Technology and Unpredictability of Intellectual Property Position."

GOVERNMENT REGULATION AND PRODUCT TESTING

    Aquasearch's natural astaxanthin product, potential products and its manufacturing and research activities are or may become subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including the United States Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act. Each existing or potential microalgal product that is developed or marketed by Aquasearch, its licensees or its strategic partners for use by humans may present unique regulatory problems and risks, depending on the product type, uses and method of manufacture. The FDA regulates, in varying degrees and in different ways, dietary supplements, other food products, medical devices and pharmaceutical products, including their manufacture, testing, exportation, labeling, and, in some cases, advertising. Generally, prescription pharmaceuticals and certain types of medical devices are regulated more vigorously than foods, such as dietary supplements. Any future products developed by Aquasearch for use in human nutrition, pharmaceuticals or cosmetics, will require Aquasearch to develop and adhere to Good Manufacturing Practices ("GMP") as required by the FDA, ISO standards as required in Europe, and any other applicable standards mandated by federal, state, local or foreign laws, regulations and policies. Currently, the Company's production facilities do not comply with GMP or ISO standards and significant capital expenditures and compliance procedures would have to be made and implemented before the Company's production facilities could meet GMP and ISO qualifications.

    The Company is or may become subject to other federal, state and foreign laws, regulations and policies with respect to labeling of its products, importation of organisms, and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. The Company is working with Svenska Foder and Cultor with respect to compliance with foreign laws, regulations and policies pertaining to use of its natural astaxanthin product in the field of animal feed and animal nutrition. There can be no assurance that any changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on the Company's business, financial condition, results of operations and relationships with corporate partners. There can be no assurance that any of the Company's potential products will satisfy applicable regulatory requirements. See "Risk Factors--Uncertainty Regarding Obtaining and Maintaining Government Approvals."

    The Company's natural astaxanthin product is viewed as a food ingredient by regulatory authorities in Sweden. Regulatory authorities in other jurisdictions may view the Company's natural astaxanthin product as a food additive. All new color additives for ultimate human consumption in the United States require premarket clearances from the FDA. Therefore, Aquasearch's natural astaxanthin product and any additional food color products for use in the United States will require FDA clearance, unless they meet the requirements of current color additive regulations. The process of obtaining clearances for a new color additive is expensive and time consuming. Extensive information is required on the toxicity of the additive, including carcinogenicity studies and other animal testing. No assurances can be given that any potential Aquasearch food color product will be cleared by the FDA on a timely basis, if at all.

    Although the FDA approved the Hoffman-LaRoche synthetic astaxanthin product as a food ingredient in 1995, there can be no assurances that the FDA will grant similar approval for Aquasearch's natural astaxanthin product.

    Regulatory approvals in other markets in which Aquasearch's natural astaxanthin product is likely to be distributed, including in particular, the EEC, Japan, Canada and Australia, vary by market. Currently, the Aquasearch natural astaxanthin product has been approved in Sweden for use in poultry feed and is considered by the Swedish authorities as a feed ingredient rather than a food additive. The Company believes that the approval process in Australia, Japan and certain other Asian countries will come under their "natural" status and be approved relatively quickly; however, there can be no assurances in this regard. The Aquasearch natural astaxanthin product has not been submitted for approval by the EEC, and there can be no assurance that the determination by Swedish authorities will have any influence on the determination to be made by the EEC.

    Under the terms of the Cultor Distribution and Development Agreement, Cultor has the responsibility to obtain any FDA and other approvals necessary in each country in which Cultor determines to distribute the product.

    The Company is also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with corporate partners. See "Risk Factors--Uncertainty Regarding Obtaining and Maintaining Government Approvals."

EMPLOYEES

    As of the date of this Prospectus, 1996, Aquasearch has sixteen full-time employees, of whom five have Ph.D.s, nine are involved in the production and harvesting process, five are involved in research and development and two are involved in administration and support. The Company considers relations with its employees to be good. None of the Company's employees is covered by a collective bargaining agreement.

PROPERTIES

    The Company is located in Kailua-Kona, Hawaii, at the HOST Business Park. The facility in Kailua-Kona currently consists of approximately five leased acres containing a number of AGMs, reddening ponds, a processing facility, a laboratory, administrative offices and additional space for production and research and development. All products are currently produced at this facility. Aquasearch has no production facilities or offices outside the State of Hawaii. See "Risk Factors--Concentration of Production Capacity; Reliance on Climatic Conditions."

    The Company has initiated the application process for a thirty-year lease of its current five acre parcel from the Natural Energy Laboratory of Hawaii Authority ("NELHA"), the state entity which administers the HOST Business Park. Leases of thirty years have historically been awarded to companies once they have completed their research and development stage, which the Company plans to complete this year. The government-administered process to award a thirty-year lease has usually taken less than two years. More than half of the 800-acre HOST Business Park facility is currently undeveloped and the Company believes that, as one of the fastest growing and largest employers in HOST Business Park, its lease application is likely to be considered favorably, although there can be no assurances in this regard.

    Construction to expand the Company's existing one-acre research and development/production facility is scheduled to begin in the first quarter of fiscal 1997. The design and engineering process for this expansion was initiated in April 1996 when Aquasearch solicited bids from various engineering firms. As a result of the bidding process, Aquasearch retained Harris Group, Inc. of Seattle, an engineering firm with extensive experience in the design of biotech, microbe-based production plants, to design the build-out of the facility. The engineering process for this expansion was completed in September 1996.

LEGAL PROCEEDINGS

    Aquasearch is not currently a party to any legal proceedings.

SCIENTIFIC ADVISORY BOARD

    The Aquasearch Scientific Advisory Board is composed of leading experts in aquaculture, marine biology and fluid dynamics and the chemistry, photobiology and mass culture of microalgae. The Scientific Advisory Board provides guidance to the Company regarding the optimization of its production and processing methods and research and development pertaining to both existing and potential microalgal products. The Scientific Advisory Board held its inaugural meeting in May 1996 and is scheduled to meet approximately four times per year. Between meetings, individual Scientific Advisory Board members consult with the Company on an as-needed basis. Aquasearch believes that the individual and collective knowledge and experience of its Scientific Advisory Board provides the Company with an important competitive advantage. The current members of the Aquasearch Scientific Advisory Board are as follows:

    DR. JOHN BARDACH received a B.Sc. in Zoology from Queen's University, Canada in 1946 and a Ph.D. in Zoology from University of Wisconsin in 1949. He has served as Director of the Bermuda Biological Station, the Hawaii Institute of Marine Biology and the East-West Center, as well as Professor at the University of Hawaii. Dr. Bardach's numerous international appointments have included Chairmanship of the U.S. National Academy of Sciences Panel on Aquatic Food Sources, the

World Bank-FAO Panel on Aquaculture Research Needs of Developing Countries, and the State of Hawaii Aquaculture Advisory Council. Two of his books, HARVEST OF THE SEA and AQUACULTURE (now in its 25th printing), establish him as one of the fathers of modern aquaculture.

    DR. ROBERT R. BIDIGARE received a B.S. (SUMMA CUM LAUDE) in Aquatic Biology from Eastern Michigan University in 1977 and a Ph.D. in Biological Oceanography from Texas A&M University in 1981. Dr. Bidigare currently is Associate Professor of Oceanography at University of Hawaii. Dr. Bidigare serves on the Advisory Board for the National Center for the Culture of Marine Phytoplankton, is a member of the NASA SeaWIFS Science Working Team and an observer on the International Oceanographic Commission Group of Experts on Standards and Reference Materials. Dr. Bidigare has authored more than 75 scientific papers, and is a recognized expert on plant pigment chemistry, bio-optics and biochemistry of microalgae.

    DR. JOHN CULLEN received a B.Se. (Honors in Biology) from University of California, Santa Cruz in 1974 and a Ph.D. in Biological Oceanography from Scripps Institution of Oceanography, University of California, San Diego, in 1980. Dr. Cullen has held faculty positions at the University of Texas, the Bigelow Laboratory for Ocean Sciences and Dalhousie University in Halifax, Canada, where he now holds the Chair of Environmental Observation Technology. Dr. Cullen's research has focused in the area of microalgae growth rates, productivity, nutrient requirements and bio-optics.

    DR. WILLIAM FENICAL received a B.S. in Biochemistry from California State Polytechnic University in 1963, an M.S. in Organic Chemistry from San Jose State University in 1965 and a Ph.D. in Organic Chemistry from University of California, Riverside in 1968. Dr. Fenical joined the faculty of Scripps Institution of Oceanography, University of California, San Diego, in 1973, where he has served as Director of the University of California-wide Institute of Marine Resources (1988-1993) and Director of the Marine Research Division since 1989. Dr. Fenical is recognized as one of the world's authorities on the chemistry of marine natural products, an area in which he has published more than 250 scientific articles. Dr. Fenical has served as an advisor on marine natural product chemistry to the National Institutes of Health, the National Research Council, and numerous pharmaceutical companies, including Sterling Winthrop, Ligand, Pharmagenesis and Bristol-Myers. He serves on the editorial boards of the JOURNAL OF NATURAL PRODUCTS, MOLECULAR MARINE BIOLOGY AND BIOTECHNOLOGY, and the JOURNAL OF MARINE BIOTECHNOLOGY. He holds seven patents for novel chemical compounds of a biomedical nature, including a wrinkle reducing agent that is the active ingredient in a skin cream marketed by Estee Lauder, which produces more than $1 million per year in royalties for the University of California.

    DR. MARK E. HUNTLEY received a B.Sc. degree (SUMMA CUM LAUDE) in Biology from the University of Victoria, Canada in 1976 and earned a Ph.D. in Biological Oceanography from Dalhousie University in Halifax, Canada in 1980. Dr. Huntley is a research biologist at Scripps Institution of Oceanography, University of California, San Diego, and President, Chief Executive Officer and Chairman of the Board of Directors of Aquasearch. Dr. Huntley has won numerous awards and grants in his field, published more than 75 articles and a book, and lectured throughout the world. He serves on the Executive Committee of the Global Ocean Ecosystem Dynamics program, a component of the U.S. Global Change Research Program, and the only element of the International Geosphere-Biosphere Program that is examining the impact of global climate change on marine ecosystems. He has served as an advisor to numerous international, national and state agencies, including the United States State Department, the United States Department of Interior and the White House Office of Science and Technology Policy. Dr. Huntley is a co-founder of Aquasearch and a co-inventor of the Aquasearch Growth Module.

    DR. EDWARD A. LAWS received a B.A. (MAGNA CUM LAUDE) in Chemistry from Harvard College in 1967 and a Ph.D. in Chemical Physics from Harvard College in 1971. He was an instructor in Oceanography at Florida State University from 1971 through 1974, and then joined the faculty at the University of Hawaii, where he is now a Professor of Oceanography. Dr. Laws has served as Chairman of the Oceanography Department, School of Ocean and Earth Science and Technology at the University of Hawaii, which was ranked by the National Academy of Sciences in 1995 as the fifth best program of its kind in the nation. Dr. Laws recently was appointed Assistant Vice President, Graduate Research and Education, of the University of Hawaii. Dr. Laws is an expert on the large-scale cultivation of microalgae, an area in which he has focused his research and has graduated a number of Ph.D.s.

    DR. ALEX LEONARD received a B.A. in Zoology (SUMMA CUM LAUDE) from Trinity College, Dublin in 1984 and a Ph.D. in Marine Biology from Scripps Institution of Oceanography, University of California, San Diego, in 1992. As Project Manager and Principal Scientist for CalBioMarine Technologies of Carlsbad, California, Dr. Leonard designed and operated cultivation systems for marine microalgae and invertebrates on projects funded by the National Science Foundation and the National Institutes of Health. Dr. Leonard is currently the Vice President of Manufacturing of Aquasearch.

    DR. PETER P. NIILER received his B.S. degree from Lehigh University in 1960, earned honors as a Fulbright Scholar at Cambridge University, England in 1961, and was awarded a Ph.D. as a Woodrow Wilson Fellow from Brown University in 1964. Dr. Niiler has taught and conducted research at Harvard College, Nova University and Oregon State University. He is currently a Professor of Oceanography at Scripps Institution of Oceanography, University of California, San Diego, where he heads one of the largest oceanographic research programs in the nation. Dr. Niiler has published more than 125 scientific papers and has invented various oceanographic instrumentation technologies that are now in commercial production with sales of $6 million annually. Dr. Niiler is an expert in applied mathematics and fluid mechanics and was a co-inventor of processes used in the Aquasearch Growth Module.

    DR. DONALD REDALJE received his B.S. in Environmental Biology from the University of California, Santa Barbara in 1971 and his Ph.D. from University of Hawaii in 1980. He has conducted research and taught at Scripps Institution of Oceanography, University of California, San Diego, the Naval Postgraduate School, Moss Landing Marine Laboratory, and the University of Southern Mississippi, where he recently served as Director of the Center for Marine Science. Dr. Redalje is internationally recognized for his development of a method to measure the productivity of microalgae, and is an expert on the biochemistry and physiology of marine plants. Dr. Redalje is a co-founder of Aquasearch and co-inventor of the Aquasearch Growth Module.

    Most members of the Scientific Advisory Board are not employed by the Company and each of these members may have commitments to other entities that could limit their availability to the Company. There can be no assurance that the Company will be able to retain its key Scientific Advisory Board members. See "Risk Factors--Dependence on Key Personnel."

                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of Aquasearch and their respective ages and positions with Aquasearch are set forth in the following table.




                          Name                              Age                                Position
 Mark E. Huntley, Ph.D.................................      46     President, Chief Executive Officer and Chairman
 Pearn P. Niiler, Ph.D.................................      58     Director
 Michael C.B.  Smith...................................      40     Director
 Martin Bussell........................................      40     Chief Financial Officer
 Alexander B. Leonard, Ph.D............................      34     Vice President of Manufacturing
 John J. Emerick.......................................      32     Vice President of Operations
 Steven L. Berson......................................      41     Secretary




    MARK E. HUNTLEY, PH.D., is a co-founder of Aquasearch, a co-inventor of the Aquasearch Growth Module and has served as the President, Chief Executive Officer and Chairman of the Board since inception. Dr. Huntley has served as a research biologist at Scripps Institution of Oceanography, University of California, San Diego since 1980. Dr. Huntley has won numerous awards and grants in his field, published more than 75 articles and a book, and lectured throughout the world. Dr. Huntley serves on the Executive Committee of the Global Ocean Ecosystem Dynamics program, a component of the United States Global Change Research Program, and the only element of the International Geosphere-Biosphere Program that is examining the impact of global climate change on marine ecosystems. Dr. Huntley has served as an advisor to numerous international, national and state agencies, including The United States State Department, the United States Department of the Interior and the White House Office of Science and Technology Policy. Dr. Huntley received a B.Sc. degree (SUMMA CUM LAUDE) in Biological Oceanography from the University of Victoria, Canada 1976 and a Ph.D. in Biological Oceanography from Dalhousie University in Halifax, Canada in 1980.

    PEARN P. NIILER, PH.D., has been a consultant to the Company since 1990 and has served as a director of the Company since 1991. Dr. Niiler is an expert in applied mathematics and fluid dynamics and was a co-inventor of various processes used in the Aquasearch Growth Module. Dr. Niiler is a Professor of Oceanography at Scripps Institution of Oceanography, University of California, San Diego, where he heads one of the largest oceanographic research programs in the nation. Dr. Niiler has taught and conducted research at Harvard College, Nova University and Oregon State University and has published more than 125 scientific papers. Dr. Niiler received his B.S. degree from Lehigh University, earned honors as a Fulbright Scholar at Cambridge University, England, and was awarded a Ph.D. as a Woodrow Wilson Fellow from Brown University.

    MICHAEL C.B. SMITH has been a consultant to the Company since 1993 and has served as a director of the Company since March 1996. Mr. Smith was primarily responsible for structuring and negotiating the terms of the Company's strategic relationships with Svenska Foder and Cultor. Mr. Smith spent ten years as a senior executive with Whitbread Plc of England (one of Britain's largest leisure retailers and brewers). With Whitbread he held positions of President and CEO of Keg Restaurants Ltd (a $200 million-turnover company operating in Canada, USA and Australia); CEO of a franchised fast food chain based in Britain; and VP Marketing for Whitbread's most profitable retail concept. Mr. Smith received his MBA from Cranfield Institute of Technology. Mr. Smith is a private investor who devotes such time as is necessary to the Company's business.

    MARTIN BUSSELL has been a consultant to the Company and Acting Chief Financial Officer since June 1996. Mr. Bussell has been Chief Financial Officer of Elia Fashions, a retail clothing company, in Vancouver, British Columbia, since

1995. From 1993 to 1995, Mr. Bussell was Director of Planning and then Finance Planning Manager of Spectra Group, a multi-concept, publicly traded, restaurant company based in Vancouver. From 1987 to 1993, Mr. Bussell was the Vice President, Commercial for Keg Restaurants, U.S., a division of Whitbread Plc. From 1977 to 1987, Mr. Bussell managed the Financial Accounting Department of the Whitbread Retail Division, which had more than 15,000 employees and annual sales in excess of $4 billion. Mr. Bussell is a Member of the Institute of Chartered Management Accountants.

    ALEXANDER B. LEONARD, PH.D., has served as the Company's Director of Manufacturing since August 1995 and as Vice President of Manufacturing since March 1996. Prior to joining Aquasearch, Dr. Leonard served as Project Manager and Principal Scientist for CalBioMarine Technologies, Inc., a research-stage marine biotechnology company, from October 1992 to July 1995. At CalBioMarine Technologies, Inc., Dr. Leonard designed and operated cultivation systems for marine microalgae and invertebrates on projects funded by the National Science Foundation and the National Institutes of Health. Dr. Leonard received a B.A. in Zoology (SUMMA CUM LAUDE) from Trinity College, Dublin in 1984 and a Ph.D. in Marine Biology from Scripps Institution of Oceanography, University of California, San Diego in 1992.

    JOHN J. EMERICK has served as the Company's Business Manager since July 1995 and its Vice President of Operations since August 1996. Prior to joining Aquasearch, Mr. Emerick served as Team Manager in a Florida pulp mill for Proctor & Gamble, where he was engaged in production management and engineering development during the period from June 1985 to June 1987. From June 1987 to March 1992, Mr. Emerick served in various positions, including Top Engineering Executive, for Tetra-Pak Materials, Inc., an international packaging conglomerate, in which he was responsible for all engineering processes in the plant, including research, implementation and training. During the period from July 1992 to February 1995, Mr. Emerick served as General Manager of Advanced Neuro Dynamics of Honolulu, the largest NLP seminar and training company in the world. Mr. Emerick received his B.A. in Mechanical Engineering (HIGH HONORS) from Georgia Tech University in 1985.

    STEVEN L. BERSON has served as the Secretary of the Company since March 1996. Mr. Berson is a partner in the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company. Mr. Berson received a B.A. from the University of North Carolina at Chapel Hill in 1977 and a J.D. from Vanderbilt University in 1981.

KEY CONSULTANTS

    TIMOTHY J. SCOBLE is a consultant to the Company and has been a member of the Business Advisory Board since June 1996. Mr. Scoble has been the Chief Executive Officer of Spectra Group since June 1994. During the period from February 1990 to May 1994, Mr. Scoble held various positions at Whitbread Plc, including Finance Director of Thresher, a spirits retailer with annual sales in excess $600 million; Chief Financial Officer of Keg Restaurants; and Finance Director of Pizza Hut (UK), a 200 store restaurant joint venture between Pepsico and Whitbread Plc. Mr. Scoble is a Member of the Institute of Chartered Management Accountants.

BUSINESS ADVISORY BOARD

    The Aquasearch Business Advisory Board provides the Company with direct access to consultants with significant experience in the fields of finance and marketing at a time when the Company's stage of development and finances do not justify retaining full-time officers with comparable expertise. The Business Advisory Board meets quarterly and on an as-needed basis to advise the Company with respect to a variety of strategic planning and financial matters. The Business Advisory Board currently consists of Mr. Smith, Mr. Bussell and
Mr. Scoble.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION

    All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors or officers of the Company.

    The Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee oversees the actions taken by the Company's independent auditors and reviews the Company's internal financial and accounting controls and policies. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers, employees and consultants of the Company and administers the Company's incentive compensation and benefit plans.

DIRECTOR COMPENSATION

    Directors of the Company do not receive cash for services they provide as directors. From time to time, certain directors who are not employees of the Company have served as consultants to the Company for which they have been paid customary fees based on the value of the services rendered and/or received grants of options to purchase shares of the Company's Common Stock. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table sets forth the compensation paid to the Company's Chief Executive Officer and the three other most highly paid executive officers (determined as of October 31, 1995) for the fiscal years ended October 31, 1995, October 31, 1994 and October 31, 1993.

                              SUMMARY COMPENSATION TABLE

                                             LONG TERM COMPENSATION
                                             -----------------------
                        ANNUAL COMPENSATION         AWARDS
                        -------------------  -----------------------
                                              RESTRICTED
                                                STOCK      SECURITIES
         NAME AND       FISCAL  SALARY BONUS    AWARDS      UNDERLYING
     PRINCIPAL POSITION  YEAR   ($)(1) ($)(2)   ($)(3)      OPTIONS (#)
------------------------     ------  ------ ------ -----------  -----------

Mark E Huntley, Ph D.   1995       -      -    $264,000(4)  1,665,250(7)
President and Chief     1994       -      -    $ 60,000(5)       -
Executive Officer       1993       -      -    $ 67,500(6)       -

------------------
(1)       The Company paid no salary in the period covered by the above table.

(2)       The Company paid no bonuses in the period covered by the above table.

(3) The dollar value of each of the restricted stock awards in the table above is determined by multiplying the closing market price of the unrestricted common stock on the date of grant of the stock award by the number of shares awarded. The valuations of the restricted stock awards are different from those reflected in the attached financial statements and previous financial statements filed with the Commission because the valuations in the financial statements were based upon the purchase price of comparable stock (i.e., Rule 144 restricted stock) available under private placement during the relevant time periods.

(4) On August 24, 1995, the Board of Directors authorized and approved the grant of 1,320,000 shares of Common Stock to Dr. Huntley for past services. The last trade of the Company's unrestricted Common Stock on August 24, 1995 was at $0.20 per share.

(5) On May 2, 1994, the Board of Directors authorized and approved the issuance of 400,000 shares of Common Stock to Dr. Huntley for past services. The last trade of the Company's unrestricted Common Stock on May 2, 1994 was at $0.15 per share.

(6) On May 26, 1993, Board Directors authorized and approved the issuance of 450,000 shares of Common Stock to Dr. Huntley for past services. The last trade of the Company's unrestricted Common Stock on May 26, 1993 was at $0.15 per share.

(7) On August 1, 1995, the Board of Directors authorized and approved the grant of a stock option to Dr. Huntley to purchase 1,665,250 shares of Common Stock of the Company, at an exercise price of $0.125 per share, vesting over a seven-year period, subject to accelerated vesting upon the achievement of certain milestones.

    The total annual salary and bonus for any other executive officer did not exceed $100,000 for the fiscal year ended October 31, 1995.

OPTION GRANTS IN FISCAL 1995

STOCK OPTION GRANTS

    The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the year ended October 31, 1995:

                                   OPTION GRANTS IN YEAR ENDED OCTOBER 31, 1995

                                        INDIVIDUAL GRANTS
                    -----------------------------------------------------
                                                                             POTENTIAL REALIZABLE VALUE AT
                    NUMBER OF       % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                    SECURITIES       OPTIONS                                 STOCK PRICE APPRECIATION FOR
                    UNDERLYING      GRANTED TO    EXERCISE                         OPTION TERMS (1)
                     OPTIONS       EMPLOYEES IN    PRICE       EXPIRATION    -----------------------------
      NAME          GRANTED (2)    FISCAL YEAR    PER SHARE       DATE             5%             10%
-----------------   -----------    ------------   ---------    ----------   -------------    -------------
Mark E. Huntley,
Ph.D., President
and CEO              1,665,250        29.33%       $ 0.125      08/01/02        $ 84,739        $197,478

Tana Alcalay,
CFO and Secretary      930,112        16.38          0.125      08/01/02          47,331         110,302



(1) Assumes a value of $0.125 for each share of Common Stock on the date of grant. Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

(2) Grants generally vest at a rate of 20% at the end of the first year following the date of grant and 1/48 per month for each month thereafter, as long as the optionee remains an employee with, consultant to, or director of, the Company. The maximum term of each option granted is seven years from the date of grant. the exercise price is equal to the fair market value of the stock on the grant date as determined by the Board of Directors.

          The following table sets forth for each of the Named Executive Officers certain information with respect to the exercise of options to purchase Common Stock during the year ended October 31, 1995 and the number of shares subject to both exercisable and unexercisable stock options as of October 31, 1995.

OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS

          There were no option exercises in fiscal 1995 by any Named Executive Officer. The following table sets forth information concerning stock options held by each of the Named Executive Officers on October 31, 1995.

                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                            FISCAL YEAR-END OPTION VALUE TABLE

                                  NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISABLE, IN-THE-MONEY OPTIONS
                              UNEXERCISED OPTIONS AT FISCAL YEAR END          HELD AT FISCAL YEAR END(1)
                              --------------------------------------   --------------------------------------------
           NAME                  EXERCISABLE         UNEXERCISABLE         EXERCISABLE            UNEXERCISABLE
--------------------------    -----------------    -----------------   ------------------    ----------------------
Mark E. Huntley, Ph.D.            1,665,250                --              $  141,554                   --
Tana Alcalay                        930,112                --                  79,060                   --


---------------

(1) Value of unexercised options is based on the last reported sale price of the Company's Common Stock of $0.21 per share on October 31, 1995 (the Company's fiscal year-end) minus the exercise price.

EMPLOYEE BENEFIT PLANS

          1996 STOCK OPTION PLAN. In March 1996, the Board of Directors adopted the 1996 Stock Option Plan. The 1996 Stock Option Plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees and consultants. A total of 5,000,000 shares of Common Stock have been reserved for issuance under the 1996 Stock Option Plan, all of which are currently available for grant. The 1996 Stock Option Plan will be administered by the Board of Directors, except that with respect to option grants to executive officers, the 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Options and stock purchase rights granted under the 1996 Stock Option Plan will vest as determined by the relevant administrator, and may accelerate and become fully vested in the event of an acquisition of the Company if so determined by the relevant administrator. The exercise price of options and stock purchase rights granted under the 1996 Stock Option Plan will be as determined by the relevant administrator, although the exercise price of incentive stock options must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The Board of Directors may amend or modify the 1996 Stock Option Plan at any time. The 1996 Stock Option Plan will terminate in March 2006, unless terminated earlier by the Board of Directors. The adoption of the 1996 Stock Option Plan is subject to the approval of the shareholders of the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

          The Company has adopted provisions in its Restated Articles of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorize the Company to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

          The Company's Restated Articles of Incorporation provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Colorado law, including circumstances in which indemnification is otherwise discretionary under Colorado law. The Company plans to enter into indemnification agreements with its officers and directors containing provisions which will in some respects be broader than the specific indemnification provisions contained in the Colorado Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

          At present, there is no pending material litigation or proceeding involving a director or officer of the Company where indemnification will be required or permitted. The Company is not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

                              PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the date of this Prospectus for (i) each entity or group that is known by the Company to beneficially own five percent or more of the outstanding Common Stock of the Company, (ii) each director, (iii) the Named Executive Officers and (iv) the Company's directors and officers as a group.

                                                                                 NUMBER OF                  PERCENTAGE OF SHARES
                                                                                  SHARES                     BENEFICIALLY OWNED
                                                                                BENEFICIALLY                       BEFORE
                    BENEFICIAL OWNER (1)                                          OWNED                          OFFERING
---------------------------------------------------------------       -----------------------------      --------------------------
Mark E. Huntley, Ph.D.(2)......................................                  5,733,186                         13.5
  c/o Aquasearch, Inc.
  73-4460 Queen Ka'ahumanu Highway
  Suite 110
  Kailua-Kona, Hawaii 96740
Caymus Capital Ltd.............................................                  2,200,000                          5.3
  c/o Yorkton Securities, Inc.(3)
  1055 Dunsmuir Street
  10th Floor
  Vancouver, British Columbia V7X1L4
Pearn P. Niiler, Ph.D. (4).....................................                  1,918,402                          4.5
  c/o Aquasearch, Inc.
  73-4460 Queen Ka'ahumanu Highway
  Suite 110
  Kailua-Kona, Hawaii 96740
Tana Alcalay (5)...............................................                  1,731,050                          4.1
  c/o Aquasearch, Inc.
  73-4460 Queen Ka'ahumanu Highway
  Suite 110
  Kailua-Kona, Hawaii 96740
Michael C.B. Smith(6)..........................................                  1,961,050                          4.6
  c/o Aquasearch, Inc.
  73-4460 Queen Ka'ahumanu Highway
  Suite 110
  Kailua-Kona, Hawaii 96740
All directors and officers as a group (6 persons) .............                 11,681,338                         24.9%



--------------------

(1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each shareholder identified in the table possesses voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.
(2) Includes options to purchase 1,665,250 shares of Common Stock exercisable within 60 days of the date of this Prospectus.
(3) These shares are held in the "street name" of Yorkton Securities, Inc. only. Yorkton Securities, Inc. does not possess voting or investment power with respect to any of these shares and disclaims beneficial ownership of all of these shares.
(4) Includes options to purchase 1,291,050 shares of Common Stock exercisable within 60 days of the date of this Prospectus.
(5) Includes options to purchase 930,112 shares of Common Stock exercisable within 60 days of the date of this Prospectus.
(6) Includes options to purchase 1,741,050 shares of Common Stock exercisable within 60 days of the date of this Prospectus.

                                 SELLING SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership by the Selling Shareholder of shares of the Company's Common Stock. The shares offered by this Prospectus were purchased by the Selling Shareholder from the Company at a price of $0.125 per share in connection with a private placement of the Common Stock of the Company effected in July 1995. The Selling Shareholders may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.


                                    BENEFICIAL         NUMBER OF       BENEFICIAL
                                    OWNERSHIP           SHARES         OWNERSHIP
            NAME                 BEFORE OFFERING(1)    OFFERED       AFTER OFFERING
-----------------------------  ---------------------  ----------  -----------------------
                                                                               PERCENT*
                                 NUMBER    PERCENT                  NUMBER        *
                               ---------   -------                ---------    ----------
Tana Alcalay                   1,731,050     4.1%      125,000    1,606,050      3.8%
Jeff Barber                       62,500       *        62,500            0        *
Edward Brill                      62,500       *        62,500            0        *
California Progressions, Inc.    125,000       *       125,000            0        *
Gary Davidson                    615,750     1.5%      125,000      490,750      1.2%
Joanne Gioa                      125,000       *       125,000            0        *
Martin Gutlove                   250,000       *       250,000            0        *
Mark Huntley                   5,683,186    13.3%       62,500    5,620,686     13.1%
Kenneth Koock                    175,000       *       125,000       50,000        *
Joel Marcus                      462,500     1.1%      312,500      150,000        *
Charles Muellecker               625,000     1.5%      625,000            0        *
Pearn Niiler                   1,918,402     4.5%      125,000    1,793,402      4.2%
Mark Shefts                      312,500       *       312,500            0        *
Rocco Vezza                       62,500       *        62,500            0        *
Rod Wood                          62,500       *        62,500            0        *


 *        Less than 1%.
** Assumes that all shares offered by this Prospectus are sold and no beneficially owned shares are sold other than by this Prospectus.

                            DESCRIPTION OF SECURITIES

     The authorized securities of the Company consist of: (i) 100,000,000 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), (ii) 5,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock") and (iii) warrants to purchase an aggregate of 24,106 shares of Common Stock at an exercise price of $0.56 per share (subject to adjustment) issued to three investors in connection with the August 1996 bridge financing (the "1996 Bridge Loan Warrants"). In addition, the Company is currently involved in a private placement offering (the "Private Placement") of 12,000,000 Units (the "Units") (subject to increase or decrease), consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock (the "Private Placement Warrants"). The terms of the Private Placement are described below under the caption "Private Placement Common Stock and Warrants."

     The following summary of certain provisions of the Common Stock, the Preferred Stock, the 1996 Bridge Loan Warrants, the Private Placement Common Stock and the Private Placement Warrants does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Articles of Incorporation, the 1996 Bridge Loan Notes, and that certain Confidential Private Placement Memorandum, as amended to date, relating to the Private Placement where such rights are set forth in full, and the provisions of applicable law.

COMMON STOCK

     As of the date of this Prospectus, there were outstanding: (i) 41,173,161 shares of Common Stock held of record by approximately 2,000 shareholders,
(ii) options to purchase an aggregate of 6,345,655 shares of Common Stock, (iii) the 1996 Bridge Loan Warrants, (iv) and (v) 45,530 shares of Common Stock earned (but not yet issued) as payment for services rendered to the Company by consultants. The holders of Common Stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Subject to preferences applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock issuable upon exercise of the 1996 Bridge Loan Warrants and the Private Placement Warrants will be, fully paid and nonassessable. See "Dividend Policy."

PREFERRED STOCK

     As of the date of this Prospectus, no shares of Preferred Stock were authorized or outstanding. The Board of Directors has the authority, without further action by the shareholders, to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or to serve as an entrenchment device for incumbent management. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, Aquasearch has no plans to issue any of the Preferred Stock.

WARRANTS

     1996 BRIDGE LOAN WARRANTS. In connection with the 1996 Bridge Loan, the Company issued warrants to purchase a total of 24,106 shares of Common Stock at an exercise price of $0.56 per share (subject to adjustment) to the holders of the 1996 Bridge Loan Notes. The exercise price of the 1996 Bridge Loan Warrants will be reduced to equal the purchase price paid for Units in the Private Placement prior to the time the Bridge Loan Notes are paid in full in the event that the purchase price of such Units is less than $0.56 per Unit. The 1996 Bridge Loan Warrants are entitled to certain registration rights with respect to the Common Stock issuable upon exercise of the 1996 Bridge Loan Warrants. See "--Registration Rights--Registration Rights of Holders of 1996 Bridge Loan Warrants."

1996 BRIDGE LOAN NOTES

     In August 1996, the Company issued $135,000 aggregate principal amount of 1996 Bridge Loan Notes to three investors to provide the Company with working capital financing. The 1996 Bridge Loan Notes bear interest at 7.25% per annum and are now due upon demand by the holders of the 1996 Bridge Loan Notes. The Company issued warrants to purchase a total of 24,106 shares of Common Stock at an exercise price of $0.56 per share (subject to adjustment) to the holders of the 1996 Bridge Loan Notes. The exercise price of the 1996 Bridge Loan Warrants will be reduced to equal the lowest purchase price paid for Units in the Private Placement prior to the time the Bridge Loan Notes are paid in full in the event that the purchase price of such Units is less than $0.56 per share. The 1996 Bridge Loan Warrants are entitled to certain registration rights with respect to the Common Stock issuable upon exercise of the 1996 Bridge Loan Warrants. See "--Registration Rights--Registration Rights of Holders of 1996 Bridge Loan Warrants."

PRIVATE PLACEMENT COMMON STOCK AND WARRANTS

     The Company is currently conducting a private offering of 12,000,000 Units (subject to increase or decrease) to "accredited investors" as defined in Rule 501 under the Securities Act. Each Unit consists of one share of Common Stock (the "Unit Common Stock"), and one redeemable Warrant to purchase one share of Common Stock (the "Warrant Common Stock"). The Warrants are exercisable at $1.00 per share, subject to adjustment, over a three-year period following the date of closing (the "Closing Date") of the Private Placement. A registration statement (the "Registration Statement") covering the resale to the public of the Unit Common Stock and the Warrant Common Stock will be filed by the Company within 90 days after the Closing Date. The Unit Common Stock, the Warrant Common Stock and the Warrants will be separately transferable; however, only the resale of the Unit Common Stock and the Warrant Common Stock will be covered by the Registration Statement. The Warrants will be redeemable by the Company at $.01 per Warrant during their three-year exercise period upon 30 days' notice anytime that the closing bid price per share of the Common Stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption.

     The purchase price for the Units is determined by dividing the total dollar amount tendered by each purchaser by the closing bid price of the Common Stock on the NASD Electronic Bulletin Board minus $0.10 (the "Unit Purchase Price") on the date such purchaser's funds (in the form of a check or wire transfer) are received by either (i) First Honolulu Securities, Inc., as lead Placement Agent or (ii) Wilson Sonsini Goodrich & Rosati, as Escrow Agent.

     Because the purpose of the Private Placement is to enhance the financial position of the Company without increasing the volatility of the trading price of the Common Stock, prior to closing the sale of the Units by the Company to each purchaser, the purchaser is required to deliver a written confirmation to Wilson Sonsini Goodrich & Rosati, as Escrow Agent (i) confirming the accuracy of the calculation of the number of Units to be delivered to such purchaser at such closing based upon the formula previously described and (ii) representing and warranting that the purchaser has not sold or otherwise transferred (subject to certain exceptions) any shares of Aquasearch Common Stock during the period from October 10, 1996 through the date thereof and covenanting not to sell or otherwise transfer (subject to certain exceptions) any shares of Aquasearch Common Stock from and after the date thereof until the Private Placement terminates. The Company reserves the right in its sole discretion to reject, in whole or in part, any subscription for Units from a purchaser who has sold or otherwise transferred (subject to certain exceptions) shares of Aquasearch Common Stock since
October 10, 1996.

REGISTRATION RIGHTS

     REGISTRATION RIGHTS OF EXISTING COMMON STOCK HOLDERS. As of the date of this Prospectus, the holders of an aggregate of 3,800,000 shares of Common Stock purchased in a private placement in July 1995 (the "July 1995 Shares") and the holders of 4,000,000 shares of Common Stock purchased in a private placement in January 1996 (the "January 1996 Shares") , respectively, have certain demand rights to register those shares under the Securities Act. The holders of the July 1995 Shares have requested the Company to register their shares pursuant to this registration statement and the holders of the January 1996 Shares may request the Company to register their shares at any time after June 30, 1996. The registration rights of the holders of the July 1995 Shares and the January 1996 Shares are in all other respects identical.

     Upon the written request of the holders of a majority of the of the July 1995 Shares or the January 1996 Shares, as the case may be, the Company is required to use its best efforts to prepare and file a registration statement covering the aggregate number of shares requested to be registered. The holders of the July 1995 Shares or the January 1996 Shares, as the case may be, are entitled to only one demand registration with respect to their shares. The costs and expenses of each such registration shall be payable as follows:
(i) the Company shall pay $10,000 and (ii) the holders of the shares of Common Stock to be covered by such registration statement shall pay the balance pro rata. The Company shall not be required to prepare and file a registration statement until such time as the holders of the shares of Common Stock to be covered by such registration statement as specified in the demand registration request deposit funds with the Company sufficient, in the Company's reasonable belief, to pay the costs for the registration estimated to exceed $10,000.

     The holders of the July 1995 Shares and the January 1996 Shares are also entitled to certain piggyback registration rights. If at any time the Company proposes to register shares of Common Stock for sale by the Company, the Company shall provide the holders of the July 1995 Shares and the January 1996 Shares with at least thirty days notice prior to such filing. Upon the written request of a holder of the July 1995 Shares or the January 1996 Shares, given within five days after notice from the Company, the Company will take such action as is required to cause such shares to be included in the registration statement to be filed by the Company. The costs and expenses of all such registrations shall be paid by the Company.

     This Prospectus relates to the request by the holders of the July 1995 Shares to file a registration statement covering the resale to the public of such shares. Simultaneously with the filing of this registration statement, the Company is engaged in the Private Placement of the Units. There can be no assurance that the market price of the Common Stock will not be adversely affected by the Private Placement at the time that this registration statement is declared effective by the Commission or that the market price of the Common Stock will not be adversely affected in the future at such time as the registration statement covering the sale of the shares underlying the Units sold in the Private Placement is declared effective by the Commission or any future registration statement covering the sale of the January 1996 Shares is declared effective by the Commission. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

     REGISTRATION RIGHTS OF HOLDERS OF 1996 BRIDGE LOAN WARRANTS. Upon the closing of the Private Placement financing by the Company, the holders of the 1996 Bridge Loan Warrants will become a party to the same Registration Rights Agreement as the purchasers of the Units in the Private Placement and will enjoy the same rights and be subject to the same obligations with respect to the registration and sale of the Common Stock issuable upon exercise of the 1996 Bridge Loan Warrants as the purchasers of the Units in the Private Placement.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Common Stock and the Warrants is American Securities Transfer & Trust, Inc.


                                 PLAN OF DISTRIBUTION

     The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Shareholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     The Company has advised the Selling Shareholders that the anti-manipulative Rules 10b-6 and 10b-7 promulgated under the Exchange Act may apply to sales in the market, has furnished the Selling Shareholders with a copy of these Rules and has informed the Selling Shareholders of the possible need for delivery of copies of this Prospectus.

     To the extent required under the Securities Act or the rules of the Commission, a supplemental prospectus will be filed, disclosing (a) the name of any such brokers or dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (e) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and
(f) other facts material to the transaction.

     There is no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.


                                    LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                       EXPERTS

     The consolidated financial statements of Aquasearch Corporation as of October 31, 1995, 1994, and 1993 and the related statements of loss and accumulated deficit, cash flows, and stockholders' equity for the then ended and for the period from inception to October 31, 1995, have been included herein and in the Registration Statement in reliance on the report of Johnson, Holscher & Company, P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                AVAILABLE INFORMATION

     Aquasearch is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a registration statement on Form SB-2 (herein, together with all amendments and exhibits referred to as the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information, exhibits and schedules set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement or pursuant to a filing under the Exchange Act, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or pursuant to a filing under the Exchange Act, and each such statement being qualified in all respects by such reference to such exhibit. Copies of such materials may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center (13th Floor), New York, New York 10019.

                                 FINANCIAL STATEMENTS

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)


                            INDEX TO FINANCIAL STATEMENTS

 Report of Independent Auditors....................................        F-1

 Audited Financial Statements:
 Balance Sheets....................................................        F-2
 Statements of Loss and Accumulated Deficit........................        F-3
 Statements of Cash Flows..........................................        F-4
 Statements of Stockholders' Equity ...............................        F-5
 Notes to Financial Statements.....................................        F-6

                             INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Aquasearch, Inc.
San Diego, California


We have audited the accompanying balance sheets of Aquasearch, Inc. (a development stage enterprise) (a Colorado corporation) as of October 31, 1995, 1994 and 1993, and the related statements of loss and accumulated deficit, cash flows, and stockholders' equity for the years then ended and for the period from inception to October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquasearch, Inc. (a development stage enterprise) as of October 31, 1995, 1994 and 1993, and the results of its operations, cash flows, and changes in stockholders' equity for the years then ended and for the period from inception to October 31, 1995, in conformity with generally accepted accounting principles.

Englewood, Colorado
December 2, 1995 except
Note 5 dated January 26, 1996                    /s/ Johnson, Holscher & Company
                                                     Professional Corporation

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                                    BALANCE SHEETS

                           OCTOBER 31, 1995, 1994, AND 1993

                                                                                    1995               1994              1993
                                                                                 ----------        ----------         -----------
 ASSETS

 CURRENT ASSETS
 Cash..................................................................          $   27,208        $    1,213         $  146,585
 Cash in escrow........................................................                   -            85,000                  -
 Stock subscriptions receivable........................................              35,000                 -                  -
 Prepaid expenses......................................................               9,177                 -                  -
 Refundable deposits...................................................               2,535             1,207                  -
                                                                                 ----------        ----------         -----------
   Total current assets................................................              73,920            87,420            146,585

 PLANT AND EQUIPMENT - AT COST
 Plant.................................................................             408,219                 -                  -
 Other equipment.......................................................               7,740                 -                  -
 Less accumulated depreciation.........................................                (320)                -                  -
                                                                                 ----------        ----------         -----------
   Net plant and equipment.............................................             415,639                 -                  -
                                                                                 ----------        ----------         -----------
    Total assets.......................................................          $  489,559        $   87,420         $  146,585
                                                                                 ----------        ----------         -----------
                                                                                 ----------        ----------         -----------
 LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
 Accounts payable......................................................          $  233,181        $   21,866         $   15,441
 Deposits held.........................................................                   -            85,000                  -
                                                                                 ----------        ----------         -----------
   Total current liabilities...........................................             233,181           106,866             15,441

 STOCKHOLDERS' EQUITY
 Common stock ($0.0001 par value, 50,000,000 shares authorized,
 32,583,688 outstanding)...............................................               4,379             3,467              3,341
 Additional paid-in capital............................................           1,704,785         1,141,060          1,051,686
 Deficit accumulated during the development stage......................          (1,452,786)       (1,163,973)          (923,883)
                                                                                 ----------        ----------         -----------
   Total stockholders' equity (deficit)................................             256,378           (19,446)           131,144
                                                                                 ----------        ----------         -----------
       Total liabilities and stockholders' equity......................          $  489,559        $   87,420         $  146,585
                                                                                 ----------        ----------         -----------
                                                                                 ----------        ----------         -----------


  The accompanying notes are an integral part of the financial statements

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF LOSS AND ACCUMULATED DEFICIT

    FOR THE YEARS ENDED OCTOBER 31, 1995, 1994, AND 1993 AND FOR THE PERIOD FROM
                             INCEPTION TO OCTOBER 31, 1995

                                                     From Inception to
                                                         October 31,
                                                            1995                  1995               1994                 1993
                                                     -----------------         ---------           --------              --------
 OPERATIONS
 Sales..........................................                  -                   -                   -                     -
 Cost of sales..................................                  -                   -                   -                     -
 Research and development costs.................            444,165              89,264              27,063                 4,188
                                                     --------------          ----------          ----------            ----------
 Gross profit (loss)............................           (444,165)            (89,264)            (27,063)               (4,188)

 General and administrative expenses............            794,495             195,171             115,131                85,072
                                                     --------------          -----------         ----------            ----------
 Earnings (loss) from operations................
                                                         (1,238,660)           (284,435)           (142,194)              (89,260)

 OTHER INCOME (EXPENSE)
 Interest.......................................            (12,244)             (1,762)                  -                (2,137)
 Other..........................................                  -                   -                   -                     -
 Investment in joint venture....................           (147,096)                  -             (97,096)              (50,000)
                                                     --------------          -----------         ----------            ----------
 Total other income and (expense)...............           (159,340)             (1,762)            (97,096)              (52,137)
                                                     --------------          -----------         ----------            ---------
 Earnings (loss) before income taxes
    and extraordinary item......................         (1,398,000)           (286,197)           (239,290)             (141,397)

 Extraordinary item - loss on write down                    (14,502)                  -                   -                     -
    of assets to liquidation basis..............
                                                     --------------          ----------          ----------            ----------
 Earnings (loss) before income  taxes...........         (1,412,502)           (286,197)           (239,290)             (141,397)

 Federal and state income taxes.................             (6,016)             (2,616)               (800)                 (800)
                                                     --------------          ----------          ----------            ----------
 Net Income (Loss)..............................         (1,418,518)           (288,813)           (240,090)             (142,197)

 ACCUMULATED DEFICIT:
    Balance, beginning of period................            (34,268)         (1,163,973)           (923,883)             (781,686)
                                                     --------------          -----------         ----------            ----------
    Balance, end of period......................         (1,452,786)         (1,452,786)         (1,163,973)             (923,883)
                                                     --------------          ----------          ----------            ----------
                                                     --------------          ----------          ----------            ----------
 Loss per share.................................             ($0.08)             ($0.01)             ($0.01)               ($0.01)
                                                     --------------          ----------          ----------            ----------
                                                     --------------          ----------          ----------            ----------
 Weighted average shares outstanding............         18,346,629          25,541,021          22,782,063            20,132,100
                                                     --------------          -----------         ----------            ----------
                                                     --------------          -----------         ----------            ----------


  The accompanying notes are an integral part of the financial statements

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                               STATEMENTS OF CASH FLOWS

    FOR THE YEARS ENDED OCTOBER 31, 1995, 1994, AND 1993 AND FOR THE PERIOD FROM
                            INCEPTION TO OCTOBER 31, 1995

                                                      From Inception to
                                                         October 31,
                                                            1995               1995                1994                  1993
                                                         -----------        ----------          ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss.....................................         $(1,418,518)      $  (288,813)         $   (240,090)       $   (142,197)
   Adjustments to reconcile net loss to
     net cash provided by operating activities:

Amortization...................................                3,527                 -                     -                   -

Depreciation....................................               6,027               320                     -                   -
       Expenses paid with common stock...........            183,365            12,998                82,000              56,287
       Loss on write down of assets to
          liquidation basis.....................               5,392                 -                     -                   -
       Changes in:
          Other current assets..................             (11,511)          (10,505)               (1,207)                  -

Receivables.....................................             (35,000)          (35,000)                    -                   -
          Accounts payable......................             149,484           110,536                 6,425             (13,979)
                                                         -----------        ----------          ------------        ------------
       Cash used by operating activities........          (1,117,234)         (210,464)             (152,872)            (99,889)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of fixed assets......................           (325,543)         (315,180)                    -                   -
                                                         -----------        ----------          ------------        ------------
       Cash used by investing activities........            (325,543)         (315,180)                    -                   -

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of common
stock..........................................            1,489,593           571,580                 7,500             246,430
   Increase in notes payable...................               29,800                 -                     -                   -
   Offering costs..............................              (49,462)          (19,941)                    -                   -
                                                         -----------        ----------          ------------        ------------
       Cash provided by financing activities...            1,469,931           551,639                 7,500             246,430
                                                         -----------        ----------          ------------        ------------
Net increase (decrease) in cash................               27,154            25,995              (145,372)            146,541

Cash - beginning of the period.................                   54             1,213               146,585                  44
                                                         -----------        ----------          ------------        ------------
Cash - end of the period.......................          $    27,208        $   27,208          $      1,213        $    146,585
                                                         -----------        ----------          ------------        ------------
                                                         -----------        ----------          ------------        ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
   Income taxes.................................         $    4,400         $     800           $        800        $        800

Interest........................................         $   12,244         $   1,762           $          -        $      2,137


  The accompanying notes are an integral part of the financial statements

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                          STATEMENT OF STOCKHOLDERS' EQUITY

                          FROM INCEPTION TO OCTOBER 31, 1995

                                              Common Stock
                                      ------------------------------          Additional                                 Total
                                       Number of                               Paid-in           Accumulated         Stockholders'
                                        Shares               Amount            Capital             Deficit              Equity
                                      -----------          ---------         -----------        -------------      ---------------
Balance October 31, 1988........       20,000,000          $   2,000          $   72,730        $   (101,984)      $     (27,254)

Issuance of stock for cash
     ($0.05 per share)
     January 12, 1989..........         4,000,000                400             165,291                   -             165,691

Treasury shares acquired at
     no cost, January 1989.....        (1,207,972)                 -                   -                   -                   -

Exercise of A warrants for cash
     ($0.12 per share) March 3,
     1989......................            55,000                  5               6,595                   -               6,600

Exercise of A warrants for cash
     ($0.12 per share) April 21,
     1989......................            95,000                 10              11,390                   -              11,400
Exercise of A warrants for cash
     ($0.12 per share) June 5,
     1989......................            20,000                  2               2,398                   -               2,400

Treasury shares acquired at
     no cost, June
     1989.....................           (601,912)                 -                   -                   -                   -

Exercise of A warrants for cash
     ($0.12 per share) September
     1989.....................            177,500                 19              21,281                   -              21,300

Exercise of A warrants for cash
     ($0.12 per share)
     August 28,
     1989......................           145,000                 14              17,386                   -              17,400

Exercise of A warrants for cash
     ($0.12 per share)
     October 30,
     1989......................            63,500                  6               7,614                   -               7,620

Treasury shares acquired at
     no cost, October
     1989......................        (9,388,954)                 -                   -                   -                   -

Rent provided at no
charge.........................                 -                  -               1,000                   -               1,000


  The accompanying notes are an integral part of the financial statements

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                          STATEMENT OF STOCKHOLDERS' EQUITY

                          FROM INCEPTION TO OCTOBER 31, 1995
                                      (CONTINUED)

                                                           COMMON STOCK
                                                  ------------------------------     ADDITIONAL                          TOTAL
                                                    NUMBER OF                          PAID-IN      ACCUMULATED       STOCKHOLDERS'
                                                     SHARES          AMOUNT            CAPITAL        DEFICIT            EQUITY
                                                   -----------     ---------         -----------   -------------    ---------------
Loss for the year ended
  October 31,  1989.............................            -            -                   -        (183,333)           (183,333)
                                                   ----------        -----             -------        --------            --------

Balance October 31, 1989........................   13,357,162        2,456             305,685        (285,317)             22,824

Exercise of A warrants for cash
  ($0.12 per share) December 1989...............      390,000           39              41,440              -               41,479


Exercise of A warrants for cash
  ($0.12 per share) January 1990................      224,000           23              26,857              -              26,880

Exercise of A warrants for cash
  ($0.12 per share)  February 9, 1990...........       80,000            8               9,592              -               9,600

Exercise of A warrants for cash
  ($0.12 per share) April 25,
  1990..........................................       30,000            3               3,597              -               3,600

Exercise of A warrants for cash
  ($0.12 per share) May 14, 1990................       30,000            3               3,597              -               3,600

Issuance of stock for
  services ($0.05 per share) May 31, 1990.......      300,000           30              12,778              -              12,808

Exercise of A warrants for cash
  ($0.12 per share) June 28, 1990...............       15,000            1               1,789              -               1,790

Issuance of restricted stock for
  cash ($0.07 per share)
  August 8, 1990................................      140,000           14               9,786              -               9,800


  The accompanying notes are an integral part of the financial statements

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                          STATEMENT OF STOCKHOLDERS' EQUITY

                          FROM INCEPTION TO OCTOBER 31, 1995
                                      (CONTINUED)

                                                       COMMON STOCK
                                             ------------------------------   ADDITIONAL                                 TOTAL
                                                NUMBER OF                      PAID-IN           ACCUMULATED         STOCKHOLDERS'
                                                  SHARES          AMOUNT       CAPITAL             DEFICIT              EQUITY
                                                -----------     ---------    -----------        -------------      ---------------

Exercise of A warrants for cash
  ($0.12 per share) August
  1990......................................       110,000            11          13,169                   -              13,180

Services provided at no charge
  August 27, 1990...........................             -             -            (263)                  -                (263)

Exercise of A warrants for cash
  ($0.12 per share) September 5, 1990.......       160,000            16          19,114                   -              19,130

Exercise of A warrants for cash
  ($0.12 per share) October 1990............     1,753,000           175         209,385                   -             209,560

Rent provided at no charge..................             -             -           1,000                   -               1,000

Loss for the year ended
  October 31, 1990..........................                                                        (163,839)           (163,839)

                                               -----------     ---------     -----------       -------------     ---------------
Balance October 31, 1990....................    16,589,162         2,779         657,526            (449,156)            211,149

Issue stock in consideration for loans
  ($0.04 per share) September
  1991......................................       290,000            29          11,571                   -              11,600

Sale of restricted stock for
  cash ($0.04 per share) October 1991.......       125,000            13           4,988                   -               5,000

Rent provided without charge................                                       1,000                   -               1,000

Loss for the year...........................                                                        (251,401)           (251,401)

                                               -----------     ---------     -----------       -------------     ---------------
Balance October 31, 1991....................    17,004,162         2,821         675,085            (700,557)            (22,652)


  The accompanying notes are an integral part of the financial statements

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                          STATEMENT OF STOCKHOLDERS' EQUITY

                          FROM INCEPTION TO OCTOBER 31, 1995
                                      (CONTINUED)

                                                     COMMON STOCK
                                              --------------------------   ADDITIONAL                                 TOTAL
                                               NUMBER OF                     PAID-IN           ACCUMULATED         STOCKHOLDERS'
                                                SHARES          AMOUNT       CAPITAL             DEFICIT              EQUITY
                                              -----------     ---------    -----------        -------------      ---------------
Restricted stock for past
  services ($0.04 per share)
  November 1991...........................        34,000             3           1,357                   -               1,360

Restricted stock for services
  ($0.01 per share)
  February 1992...........................       247,500            25           2,900                   -               2,925

Restricted stock for services
  ($0.04 per share)
  February 1992...........................        12,000             1             479                   -                 480

Restricted stock for cash ($0.15
  per share)
  February 1992...........................        20,000             2           2,998                   -               3,000

Restricted stock for services
  ($0.04 per share)
  May 1992................................        10,000             1             398                   -                 399

Restricted stock for services
  ($0.0001 per share)
  August 1992.............................       150,000            15               -                   -                  15

Rent provided without charge
during the year...........................             -             -           1,000                   -               1,000

Loss during the                                        -             -               -             (81,128)            (81,128)
year......................................
                                             -----------     ---------     -----------       -------------      ---------------
Balance October 31, 1992..................    17,477,662         2,868         684,217            (781,685)            (94,601)

Sale of stock ($0.08 per share)
 February 1993............................       975,000            98          73,367                   -             (21,136)

Sale of stock ($0.08 per share)
 April 1993...............................     2,200,000           220         170,704                   -             149,788


 The accompanying notes are an integral part of the financial statements

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                          STATEMENT OF STOCKHOLDERS' EQUITY

                          FROM INCEPTION TO OCTOBER 31, 1995
                                      (CONTINUED)

                                                 COMMON STOCK
                                          -------------------------     ADDITIONAL                                 TOTAL
                                            NUMBER OF                     PAID-IN           ACCUMULATED         STOCKHOLDERS'
                                             SHARES          AMOUNT       CAPITAL             DEFICIT              EQUITY
                                           -----------     ---------    -----------        -------------      ---------------

Stock issued for services ($0.08
  per share)
  May 1993............................       673,751            68          53,833                   -             203,689

Conversion of notes and advances
  for stock ($0.08 per share)
  May 1993............................       861,900            87          69,315                   -             273,091
Rent provided at no charge............                                         250                   -             273,341

Loss for the period...................                                                        (142,197)            131,144


Balance October 31, 1993..............    22,188,313         3,341       1,051,686            (923,883)            131,144
                                         -----------     ---------    -----------        -------------      ---------------
Stock issued ($0.03 per share)
  January 1994........................       250,000            25           7,475                   -               7,500

Stock issued for services
  ($0.08 per share)
  May 1994............................       775,000            76          61,924                   -              62,000

Stock issued for services
  ($0.08 per share)
  June 1994...........................       250,000            25          19,975                   -              20,000

Loss for the year ended
  October 31, 1994....................                                                        (240,090)           (240,090)

                                         -----------     ---------    -----------        -------------      ---------------
Balance October 31, 1994..............    23,463,313         3,467       1,141,060          (1,163,973)            (19,446)
Stock issued for cash ($0.10 per
  share)
  March 1995..........................     1,710,000           171         166,408                   -             166,579

Stock issued for services
  ($0.10 per share)
  June 1995...........................        50,000             5           4,995                   -               5,000


 The accompanying notes are an integral part of the financial statements

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                          STATEMENT OF STOCKHOLDERS' EQUITY

                          FROM INCEPTION TO OCTOBER 31, 1995
                                      (CONTINUED)

                                              COMMON STOCK
                                      ------------------------------          ADDITIONAL                                 TOTAL
                                       NUMBER OF                               PAID-IN           ACCUMULATED         STOCKHOLDERS'
                                        SHARES               AMOUNT            CAPITAL             DEFICIT              EQUITY
                                      -----------          ---------         -----------        -------------      ---------------


Stock subscribed for cash
     ($0.0625 per share)
     July 1995...............           3,200,000                320              199,680                   -             200,000

Stock issued for cash ($0.08 per
     share)
     September 1995...........          2,712,500                271              184,795                   -             185,066

Reissue stock previously
     canceled at no cost
     October 1995.............          1,320,000                132                 (132)                  -                   -

Stock issued for services
     (valued at $0.0625 per
     share)
     October 1995.............            127,875                 13                7,979                   -               7,992
Loss for the year.............                                                                       (288,813)           (288,813)

                                      -----------          ---------         -----------        -------------      ---------------
Balance October 31, 1995......         32,583,688          $   4,379           $1,704,785         $(1,452,786)       $    256,378

                                      -----------          ---------         -----------        -------------      ---------------
                                      -----------          ---------         -----------        -------------      ---------------


  The accompanying notes are an integral part of the financial statements.

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                            NOTES TO FINANCIAL STATEMENTS

                           OCTOBER 31, 1995, 1994, AND 1993

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS ACTIVITY
     The Company was formed to design and market aquaculture technology. The Company has one contract with Svenska Foder AB which runs for three years from the first product shipment, which has not yet occurred. Because no significant sales have occurred and because the Company has devoted most of its efforts to research and development, the Company is considered to be in the development stage.

     INCOME TAXES
     Since its inception the Company has incurred net operating losses. Accordingly, no provision has been made for income taxes.

     LOSS PER SHARE
     Loss per share was computed on a weighted average basis of shares outstanding during the period.

     CASH FLOWS
     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     STOCK ISSUED FOR SERVICES
     Stock issued for services is based on management's estimate of the market price for the Company's restricted stock at the date of issue.

     PLANT AND EQUIPMENT
     Plant and equipment is stated at cost. Depreciation is provided on the straight line method over ten years for the plant and five years for all other equipment.

2.   COMMON STOCK, WARRANTS AND OPTIONS

     On January 12, 1989, the Company sold to the public 4,000,000 shares of its $0.0001 par value common stock. The shares were sold as part of a unit for $0.05 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant ("A" warrant). The "A" warrant entitled the holder thereof to purchase one additional share of common stock and one common stock purchase warrant ("B" warrant) for $0.12 per share. The "B" warrant entitles the holder to purchase one additional share of common stock for $1.00. The warrants may be redeemed by the Company at $0.0001 per warrant. The offering netted $165,691 to the Company on the date of closing.

     During the years ended October 31, 1989 and 1990, 3,348,000 "A" warrants were exercised at $0.12 per share which netted the Company $393,523 (after issue costs). All remaining "A" warrants have been canceled. At
     October 31, 1995, there were 3,348,000 "B" warrants outstanding. These warrants are due to expire on March 15, 1996, but this date may be extended by the Board of Directors.

     The Company has granted stock options to two employees to purchase up to 100,000 shares of common stock. Additionally, the Board of Directors has approved an option to Mark Huntley, the president and chief executive officer of the Company, to acquire enough stock to bring his shares to 15% of the total shares outstanding. The Board has also approved options to three other key employees and stockholders which allows each of them to acquire enough stock to bring each of their total shares to 5% of the total shares outstanding.

3.   RELATED PARTY TRANSACTIONS

     The Company has paid rent to an officer/stockholder for the use of office space during the last three years as follows:

                 FOR THE YEAR ENDED                                   AMOUNT
                 ------------------                                   -------
                  1995                                                $  4,260
                  1994                                                $  8,800
                  1993                                                $ 20,330

     During the year ended October 31, 1991, the Company borrowed $29,000 from stockholders. The four separate notes were unsecured, carried an interest rate of 12% and were due in August, 1992. As an inducement for the loans, the Company issued a total of 290,000 shares of restricted stock to the lenders. For purposes of the financial statements this stock was valued at $0.04 per share based on recent sales of restricted stock. Loan issue costs of $5,322 were charged to interest expense in 1991 and unamortized loan issue costs of $6,693 were written off. During the year ended
     October 31, 1993 these loans were converted to 430,650 shares of common stock.

     During the year ended October 31, 1995, the Company reissued 1,320,000 shares of common stock to Mark Huntley, the president and chief executive officer of the corporation. These are shares which he had previously returned to the Company.

     The Company has also issued restricted stock for services to various officers as follows:

                                            NUMBER OF
  YEAR                                        SHARES                    VALUE
  ----                                     -----------               ----------
  1995                                       177,875                   $12,992
  1994                                     1,025,000                   $82,000
  1993                                       650,938                   $52,075
  1992                                       300,000                   $    30


4.   INCOME TAXES

     Since its formation the Company has incurred net operating losses. These losses total approximately $1,201,000 and are due to expire between the years 1999 and 2011.

     The Company also has a research credit carryover totaling $28,969 which expires between the years 2003 and 2006.

5.   GOING CONCERN

     At October 31, 1995, the Company had incurred net operating losses totaling $(1,452,786) over the years. As of that date the Company had a working capital deficit of $(159,261). During December 1995 and January 1996, the Company sold additional shares of restricted stock which were sufficient to pay the accounts payable at October 31, 1995. As of January 24, 1996 the Company's unaudited balance sheet showed cash of $332,537 and working capital of $256,601. This situation combined with the Company's plans to sell additional shares of stock lead management to believe that the Company has sufficient resources to operate through October 1996.

     The Company has substantially completed construction of a one acre production facility at the Hawaii Ocean and Technology Business Park in Kailua-Kona, Hawaii. The Company has a signed contract with Svenska Foder AB, subsidiary of Cultor Group, a European producer of animal feed. The contract is a three year contract for the production of astaxanthin, to be used as a supplement in poultry feed. Additionally, Svenska Foder has been granted worldwide distribution rights for the product for the first year of the contract, but such rights will only be extended provided that purchases of substantially increased amounts above the contract minimum. Management of Aquasearch, Inc. estimates the Kona production facility is capable of producing more than required under the Svenska contract.

6.   INVESTMENT IN OCEANCOLOR

     In March, 1993, the Company invested $50,000 in a joint venture (OceanColor, Inc.) with Cyanotech Corporation. Aquasearch and Cyanotech each owned 50% of OceanColor. During the year ended October 31, 1994, Aquasearch, Inc. invested an additional $97,100 in this joint venture. In November 1994, the joint venture was dissolved with the licensing rights to Aquasearch, Inc. technology reverting entirely to Aquasearch. At the time of dissolution, there was approximately $7,500 worth of equipment in the joint venture which was distributed to Aquasearch.

7.   SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

     During the year ended October 31, 1995, the Company constructed its plant facility at a cost of $408,219. At year end there remained in accounts payable approximately $100,800 of this cost. Accordingly, this amount remaining in accounts payable has been removed from cash paid for the purchase of fixed assets on the statement of cash flows.

                               PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Eight Section (b) of the Registrant's Articles of Incorporation provides for the indemnification of officers and directors to the extent permitted by law and further provides that such person shall not be liable to the corporation for any loss or damage suffered by the corporation on account of any action taken by him as a director or officer of the corporation if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal matter, if he had no reasonable cause to believe that his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 25 .  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


 Securities and Exchange Commission registration fee....            $    322.00

 Printing and engraving expenses........................               1,000.00

 Legal fees and expenses................................              40,000.00

 Accounting fees and expenses...........................               2,000.00

 Miscellaneous expenses.................................                 678.00
                                                                    ------------
   Total..................................................          $    44,000
                                                                    ------------
                                                                    ------------


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Over the past three years, the Company has sold shares of common stock on several occasions without registering the securities under the Securities Act.

     In March 1995, the Company issued 1,710,000 shares of common stock in a private placement (at $0. 10 per share) netting the Company $171,000. No underwriters were used. The Company did not publicly offer the securities or register the securities under the Securities Act, but limited subscriptions to "accredited investors" (including officers and directors of the Company) under Rule 505 of Regulation D. The offering proceeds were used to initiate construction of the Company's production facility at Keahole Point.

     In June 1995, the Company issued 50,000 shares of common stock to Robert Bidigare, Ph.D., for services rendered in connection with the analysis of scientific data emanating from feed trials with Cultor Ltd. The shares were issued to Dr. Bidigare without registration pursuant to the exemption provided by Section 4(2) of the Securities Act.

     In July 1995, after the contract with Svenska Foder was signed, the Company also issued 3,200,000 shares of common stock pursuant to a private placement (at $0.0625 per share), netting the Company $165,000 cash and a $35,000 receivable. No underwriters were used and the Company did not publicly offer the securities or register the securities under the Securities Act. The Company sold the shares of common stock to a "non-U.S. person" pursuant to a Regulation S offering.

     In September 1995, the Company issued 2,562,500 shares of common stock pursuant to a private placement (at $0.08 per share), netting the Company $175,000. No underwriters were used and the Company did not publicly offer the securities or register the securities under the Securities Act. The Company sold the shares of common stock to "accredited investors" pursuant to an offering under Rule 505 of Regulation D. The terms of the offering included piggyback registration rights and limited demand registration rights.

     The proceeds from the July and September 1995 private placements were used to accelerate the construction timetable of the Company's production facility at Keahole Point and increase the scope of the project.

     In January 1996, the Company issued 4,000,000 shares of common stock pursuant to a private placement (at $0.15 per share), netting the Company approximately $600,000. No underwriters were used and the Company did not publicly offer the securities or register the securities under the Securities Act. The Company sold the shares of common stock to "accredited investors" pursuant to an offering under Rule 505 of Regulation D. The terms of the offering included piggyback registration rights and limited demand registration rights.

     In August 1996, the Company issued $135,000 aggregate principal amount of 1996 Bridge Loan Notes to three investors to provide the Company with working capital financing. The 1996 Bridge Loan Notes bear interest at 7.25% per annum and are now due upon demand by the holders of the 1996 Bridge Loan Notes. The Company issued warrants to purchase a total of 24,106 shares of Common Stock at an exercise price of $0.56 per share (subject to adjustment) to the holders of the 1996 Bridge Loan Notes. The 1996 Bridge Loan Warrants are entitled to certain registration rights with respect to the Common Stock issuable upon exercise of the 1996 Bridge Loan Warrants.

     In September of 1996, the Company commenced a private placement of 12,000,000 Units (subject to increase or decrease) to "accredited investors" as defined in Rule 501 under the Securities Act. Each Unit consists of one share of Common Stock, and one redeemable Warrant to purchase one share of Common Stock. The Warrants are exercisable at $1.00 per share, subject to adjustment, over a three year period following the date of closing (the "Closing Date") of the Private Placement. A registration statement covering the resale to the public of the Unit Common Stock and the Warrant Common Stock will be filed by the Company within 90 days after the Closing Date. The Unit Common Stock, the Warrant Common Stock and the Warrants will be separately transferable; however, only the resale of the Unit Common Common Stock and the Warrant Common Stock will be covered by the Registration Statement. The Warrants will be redeemable by the Company at $.01 per Warrant during their three-year exercise period upon 30 days notice anytime that the closing bid price per share of the Common Stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption.


ITEM 27.  EXHIBITS
    3.1*    Articles of Incorporation of Registrant

    3.2*    By-laws of Registrant

    5.1+    Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.

   10.1# Distribution and Development Agreement between Cultor Ltd. and Aquasearch, Inc., dated May 14, 1996

   10.2# Stock Subscription Agreement between Cultor Ltd. and Aquasearch, Inc., dated May 14, 1996

   11.1     Statement Regarding Computation of Per Share Earnings

   15.1     Letter of Unaudited Interim Financial Information

   23.1     Consents of Experts and Counsel

   24.1     Power of Attorney

   27.1     Financial Data Schedule

* Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-KSB filed October 31, 1995.
+   To be filed by amendment.
# Incorporated by reference in the exhibit filed with Registrant's Current Report on Form 8-K filed September 13, 1996.

ITEM 28.  UNDERTAKING

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    3. That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                             SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on this 12th day of November, 1996.

                                    AQUASEARCH, INC.


                                    /s/ MARK E. HUNTLEY
                                    --------------------------------------------
                                        Mark E. Huntley
                                        President and Chief Executive Officer

                                    Pursuant to the requirements of the
Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date signed by the Company:

                       Signature                          Title
     ----------------------------------           ----------------------------

 /s/ MARK E. HUNTLEY                              Chairman of the Board,
 --------------------------                       Chief Executive Officer and
    (Mark E. Huntley)                             President (Principal Executive
                                                  Officer)



 /s/ PEARN P. NIILER                              Director
 --------------------------
    (Pearn P. Niiler)

 /s/ MICHAEL C.B. SMITH                           Director
 --------------------------
    (Michael C.B. Smith)


 /s/ MARTIN B. BUSSELL                            Chief Financial Officer
 --------------------------
    (Martin B. Bussell)

                                       INDEX TO EXHIBITS

                                                                                                                      Sequentially
                                                                                                                        Numbered
    Exhibits                                                                                                              Page
          3.1   Articles  of Incorporation of Registrant..............................................................    (A)

          3.2   By-Laws of Registrant.................................................................................    (A)

          5.1   Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C....................................................    (B)

         10.1   Distribution and Development Agreement between Cultor Ltd. and Aquasearch, Inc., dated May 14,
                1996..................................................................................................    (C)

         10.2   Stock Subscription Agreement between Cultor Ltd. and Aquasearch, Inc., dated May 14,
                1996..................................................................................................    (C)

         23.1   Consents of Experts and Counsel.......................................................................    (__)

         27.1   Financial Data Schedule...............................................................................    (__)


(A) Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-KSB filed October 31, 1995.
(B) To be filed by amendment.
(C) Incorporated by reference to the exhibit filed with Registrant's Current Report on Form 8-K filed September 13, 1996.